Exhibit 10.35

AGREEMENT AND PLAN OF MERGER

among

KMG CHEMICALS, INC.,

as KMG

VALVES INCORPORATED OF TEXAS

as Val-Tex

KMG VICTORIA I, LLC

as Disappearing Sub

KMG VICTORIA II, LLC

as Surviving Sub

and

the Principal Shareholders and the Shareholders’ Representative named herein

Dated as of April 1, 2015

i

Article V REPRESENTATIONS AND WARRANTIES OF VAL-TEX AND THE PRINCIPAL SHAREHOLDERS		21

5.1	Organization and Good Standing	21

5.2	Authorization of Agreement	21

5.3	Capitalization	22

5.4	Subsidiaries	22

5.5	Corporate Records	22

5.6	Conflicts; Consents of Third Parties	23

5.7	Financial Statements	23

5.8	Title to Assets	24

5.9	Absence of Certain Developments	24

5.10	Taxes	25

5.11	Real Property	26

5.12	Personal Property Leases	27

5.13	Intellectual Property	27

5.14	Material Contracts	28

5.15	Labor and Employee Benefit Matters	30

5.16	Employee Benefit Plans	30

5.17	Litigation	32

5.18	Compliance with Laws; Permits	32

5.19	Environmental Matters	33

5.20	Insurance	34

5.21	Financial Advisors	34

5.22	Customers and Suppliers	34

5.23	Inventory	35

5.24	Affiliate Transactions; Shared Services	35

5.25	Banks	35

5.26	Terms of Service	35

Article VI REPRESENTATIONS AND WARRANTIES OF EACH PRINCIPAL SHAREHOLDER		36

6.1	Authorization of Agreement	36

6.2	Conflicts; Consents of Third Parties	36

6.3	Ownership of Shares	37

6.4	Securities Laws Matters	37

6.5	Litigation	38

6.6	Financial Advisors	38

Article VII REPRESENTATIONS AND WARRANTIES OF KMG		38

7.1	Organization and Good Standing	38

7.2	Authorization of Agreement	38

7.3	Conflicts; Consents of Third Parties	39

7.4	Litigation	39

7.5	Shares	39

7.6	Disclosure	40

7.7	Financial Advisors	40

Article VIII COVENANTS		40

8.1	Access to Information	40

8.2	Conduct of the Business Pending the Closing	41

8.3	Consents	44

8.4	Governmental Consents and Approvals	44

8.5	Further Assurances	44

8.6	Publicity	45

8.7	Approval of Merger Agreement	45

8.8	No Solicitation	46

8.9	Directors’ and Officers’ Indemnification and Insurance	46

8.10	Related Party Transactions	47

8.11	Resignation of Officers and Directors	47

8.12	Offered Business	47

8.13	Notification	48

Article IX SHAREHOLDERS’ REPRESENTATIVE		48

9.1	Shareholder’s Representative	48

Article X CONDITIONS TO CLOSING		51

10.1	Conditions Precedent to Obligations of the KMG Entities	51

10.2	Conditions Precedent to Obligations of Val-Tex and the Principal Shareholders	52

Article XI INDEMNIFICATION		53

11.1	Survival of Representations and Warranties	53

11.2	Indemnification	54

11.3	Indemnification Procedures	55

11.4	Limitations on Indemnification for Breaches or Inaccuracies of Representations and Warranties	56

11.5	Exclusive Remedies	57

11.6	Tax Matters	57

11.7	Tax Treatment of Indemnity Payments	60

Article XII MISCELLANEOUS		60

12.1	Expenses	60

12.2	Consent to Service of Process	60

12.3	Entire Agreement; Amendments and Waivers	61

12.4	Governing Law	61

12.5	Notices	61

12.6	Severability	62

12.7	Binding Effect; Assignment	62

12.8	Counterparts	62

Exhibits

AResignation

BRelease

CShare Surrender Form

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of April 1, 2015, is being entered into by and among KMG Chemicals, Inc., a Texas corporation (“KMG”), Valves Incorporated of Texas, a Texas corporation (“Val-Tex”), Fred C. Leonard III, an individual (“Leonard”), Jason Councill, an individual (“Councill” and together with Leonard, the “Principal Shareholders”), Fred C. Leonard III, acting as a representative for the shareholders of Val-Tex (the “Shareholders’ Representative”), KMG Victoria I, LLC, a Texas limited liability company (“Disappearing Sub”), and KMG Victoria II, LLC, a Texas limited liability company (“Surviving Sub”).

W I T N E S S E T H:

WHEREAS, Disappearing Sub is a wholly owned subsidiary of Surviving Sub and Surviving Sub is a wholly owned subsidiary of KMG; and

WHEREAS, the Principal Shareholders are the controlling shareholders of Val-Tex;

WHEREAS, the respective boards of managers or directors of Disappearing Sub, Surviving Sub, KMG and Val-Tex deem it advisable and in the best interests of their respective owners that KMG acquire Val-Tex upon the terms and subject to the conditions provided for in this Agreement;

WHEREAS, the board of directors of Val-Tex has unanimously approved this Agreement and the merger of Disappearing Sub with and into Val-Tex with Val-Tex surviving in exchange for the Reverse Merger Consideration (the “Reverse Merger”), and has resolved to recommend that the holders of Val-Tex’s issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), adopt this Agreement and approve the Reverse Merger;

WHEREAS, the board of managers of Surviving Sub and the board of managers of Disappearing Sub have approved the Reverse Merger and this Agreement, and Surviving Sub, as the sole member of Disappearing Sub, has approved the Reverse Merger and this Agreement;

WHEREAS, immediately following the Reverse Merger, Val-Tex will be a wholly owned subsidiary of Surviving Sub, which is a wholly owned subsidiary of KMG;

WHEREAS, the board of managers of Surviving Sub (who will be the board of directors of Val-Tex following the Reverse Merger) has unanimously approved this Agreement, the merger of Val-Tex with and into Surviving Sub with Surviving Sub surviving (the “Forward Merger”), and has resolved to recommend that the holders of Val-Tex’s issued and outstanding shares of common stock following the Reverse Merger adopt this Agreement and approve the Forward Merger;

WHEREAS, the board of managers of Surviving Sub have approved the Forward Merger and this Agreement, and KMG, as the sole member of Surviving Sub, and Surviving Sub, as the sole shareholder of Val-Tex following the Reverse Merger, have approved the Forward Merger and this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

Article I

DEFINITIONS

1.1Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by KMG) relating to, or involving: (A) any acquisition or purchase from Val-Tex by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Val-Tex or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Val-Tex or any merger, consolidation, business combination or similar transaction involving Val-Tex pursuant to which the shareholders of Val-Tex immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the Ordinary Course of Business), exchange, transfer, license (other than in the Ordinary Course of Business), acquisition, or disposition of more than 15% of the assets of Val-Tex; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Val-Tex.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.

“Business” means Val-Tex’s lubricants business as conducted on the date hereof.

“Business Day” means any day of the year other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Employee” means all individuals (including common law employees, independent contractors and individual consultants) who are currently employed or engaged by Val-Tex, together with individuals who are hired after the date hereof.

“Environmental Law” means any Law as now in effect relating to protection human health, the environment or natural resources, including, but not limited to those Laws relating to (i) the discharge or emission of pollutants or contaminants to water or air, (ii) the generation, storage, handling, processing, transportation, management or disposal of waste, including hazardous waste, (iii) the storage, handling, use, transportation or management of hazardous material or substances, (iv) the Release, reporting, discharge, investigation, or remediation of hazardous substances (as that term is defined by CERCLA), hazardous material or waste, and (v) the protection of threatened or endangered species or environmentally sensitive areas.  Environmental Law includes without limitation CERCLA and analogous state statutes.

“Environmental Permit” means any Permit required by Environmental Laws for the ownership or operation of Val-Tex.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is or at any time within the six (6) year period preceding the date of this Agreement would have been treated as a “single employer” with Val-Tex under Section of 414(b), (c), (m), or (o) of the Code.

“Exchange Act” the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law).

“Hazardous Material” means any material regulated because of its effect or potential effect on  human health, the environment, or natural resources including without limitation (i) hazardous substance as defined by any Environmental Law; (ii) any petroleum or petroleum product or any fraction thereof, oil or waste, oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas; (iii) any asbestos or polychlorinated biphenyls; (iv) any hazardous material, toxic substance, toxic pollutant, solid waste, hazardous waste, flammable material, radioactive material, pollutant or contaminant or words of similar meaning and regulatory effect under Environmental Law; and (v) any other chemical, material, or substance exposure to which or whose discharge, emission, disposal or Release is prohibited, limited or regulated under Environmental Law.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock (or other equity) of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) patents and applications therefor, including continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”); (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) internet domain names; (iv) copyrights and mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (v) trade secrets and other proprietary confidential information (“Trade Secrets”); (vi) other intellectual property rights arising from or relating to Technology, and (vii) Contracts granting any right relating to or under the foregoing.

“Intellectual Property Licenses” means (i) any grant by Val-Tex to another Person of any right relating to or under Val-Tex’s Intellectual Property and (ii) any grant by another Person to Val-Tex of any right relating to or under any third Person’s Intellectual Property.

“Inventory” means all inventory and supplies, including raw materials, work in progress, finished goods, manufacturing supplies, spare parts, office supplies, packaging and related materials.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of KMG” or any other similar knowledge qualification, means the knowledge, after due inquiry, of the executive officers of KMG.

“Knowledge of Val-Tex” or any other similar knowledge qualification, means the knowledge, after due inquiry, of (a) the executive officers of Val-Tex and (b) the Principal Shareholders.

“Law” means any foreign, federal, state or local law, statute, code, ordinance, rule, regulation, principle of common law, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, demand, audit, notice of violation, litigation, citation, mediation, investigation, inquiry, proceeding or claim (including any counterclaim) by or before a Governmental Body.

“Liability” means any Indebtedness, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation whatsoever, including any Contract granting any of the foregoing.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of Val-Tex through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, product registrations, variances, permits or certificates granted by or obtained from a Governmental Body, and applications therefor and renewals thereof.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance provided to KMG prior to the date hereof; (ii) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Val-Tex Property so encumbered and that are not resulting from a breach, default or violation by Val-Tex of any Contract or Law; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided, that such regulations have not been violated.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Plans” shall mean (i) all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, Contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to or required to be contributed by Val-Tex or for which Val-Tex has any Liability, contingent or otherwise, and (ii) all “multiemployer plans,” as that term is defined in Section 4001 of ERISA and all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code which Val-Tex or any ERISA Affiliate has maintained or contributed to or been required to contribute to at any time within six (6) years prior to the Closing Date or with respect to which, to Val-Tex or any ERISA Affiliate has any Liability.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Tax” or “Taxes” means (i) any federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges imposed by the IRS or any other Taxing Authority; (ii) any interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any Liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee Liability, operation of law, Treasury

Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Val-Tex, or any of its Affiliates.

“Technology” means, collectively, Software, information, designs, source code, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, tools, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings and registered domain names, website pages and other website development, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Transaction Expenses” means all of the fees and expenses of Val-Tex or the Principal Shareholders payable in connection with the Transactions, including fees and expenses of counsel, advisors, brokers, investment banks, accountants, actuaries and experts engaged by or on behalf of Val-Tex or the Principal Shareholders.

“Transactions” means the Reverse Merger, the Forward Merger and the other transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

“WARN” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

1.2Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agreement	Introductory Paragraph
Balance Sheet	5.7(a)
Balance Sheet Date	5.7(a)
Blue Sky Laws	6.4(e)
Cap	11.4(b)
Cash Merger Consideration	2.2(a)
Cash-Only Share Consideration	2.3(c)(i)

Term	Section
Cash-Only Shareholder	2.3(c)
Closing	4.1
Closing Cash Consideration	2.2(b)
Closing Date	4.1
Closing Indebtedness	2.5(a)
Closing Inventory	2.5(c)
Closing Inventory Adjustment Amount	2.5(b)
Closing Inventory Items List	2.5(c)
Common Stock	2.2(a)
Confidentiality Agreement	8.1
Copyrights	1.1 (in definition of Intellectual Property)
Councill	Introductory Paragraph
Deductible	11.4(a)
Disappearing Sub	Introductory Paragraph
Dissenting Shares	2.3(f)
Distributed Receivables	8.5
Estimated Inventory	2.5(a)
Final Effective Time	3.1(b)
Final Surviving Entity	3.1(a)
Financial Statements	5.7(a)
Forward Certificate of Merger	3.1(b)
Forward Merger	3.1(a)
Fundamental Representations	11.1
General Survival Period	11.1
Indemnified Liabilities	8.9(a)
Indemnified Party	8.9(a)
Indemnity Holdback	2.6
Independent Accounting Firm	2.5(c)
Initial Effective Time	2.1(b)
Initial Surviving Entity	2.1(a)
Inventory	2.1(a)
Inventory Holdback	2.6
Inventory Items List	2.5(a)
KMG	Introductory Paragraph
KMG Documents	7.2
KMG Entity	7.2
KMG Indemnified Parties	11.2(a)
KMG Reports	7.6
Leonard	Introductory Paragraph
Listed Shareholders	8.5
Loss	11.2(a)
Marks	1.1 (in definition of Intellectual Property)
Material Contracts	5.14(a)
Offered Business	8.13
Owned Property	5.11(a)

Term	Section
Patents	1.1 (in definition of Intellectual Property)
Paying Agent	2.4(a)
Personal Property Leases	5.12(a)
Principal Shareholder Documents	6.1
Principal Shareholders	Introductory Paragraph
Proxy	5.2(c)
Qualified Plan	5.16(b)
Real Property Lease	5.11(a)
Required Consents	8.3
Required Governmental Consents	8.4
Required Proposals	8.7(a)
Reverse Certificate of Merger	2.1(b)
Reverse Merger	2.1(a)
Reverse Merger Consideration	2.2(a)
Sale Notice	8.13
Securities Act	6.4(d)
Share Conversion Consideration	2.3(f)(i)
Shareholders’ Representative	Introductory Paragraph
Shareholders’ Representative Fund	2.7
Shareholders’ Representative Fund Amount	2.1(b)
Shareholders’ Meeting	8.7(a)
Shares	Recitals
Stock Certificates	2.3(e)
Stock Merger Consideration	2.2(a)
Straddle Period	11.6(c)
Survival Period	11.1
Surviving Sub	Introductory Paragraph
Tax Claim	11.6(d)(i)
TBOC	2.1(a)
Third Party Claim	11.3(c)
Trade Secrets	1.1 (in definition of Intellectual Property)
Unresolved Claims	11.3(a)
Unsolicited Offer	8.13
Val-Tex	Introductory Paragraph
Val-Tex Documents	5.2(a)
Val-Tex Indemnified Parties	11.2(b)
Val-Tex Permits	5.18(b)
Val-Tex Property	5.11(a)
Val-Tex Shareholders’ Approval	5.2(a)

1.3Other Definitional and Interpretive Matters.

(a)Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other documents contemplated by the Transactions and, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the other documents contemplated by the Transactions shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or any provision of the other documents contemplated by the Transactions.

Article II

THE REVERSE MERGER

2.1The Reverse Merger.

(a)Subject to the terms and conditions of this Agreement, Disappearing Sub shall be merged with and into Val-Tex (the “Reverse Merger”) in accordance with the laws of the State of Texas, including the Texas Business Organizations Code (“TBOC”), whereupon the separate existence of Disappearing Sub shall cease, and Val-Tex shall be the surviving entity of the Reverse Merger (the “Initial Surviving Entity”).

(b)As soon as practicable after satisfaction of (or to the extent permitted hereunder, waiver of) all conditions to Closing, Disappearing Sub and Val-Tex shall (i) file a certificate of merger (the “Reverse Certificate of Merger”) with the Texas Secretary of State, and make all such other filings or recordings required by the TBOC in connection with the Reverse Merger.  The Reverse Merger shall become effective upon completion of the filing of the Reverse Certificate of Merger in accordance with the relevant provisions of the TBOC (the “Initial Effective Time”).

(c)From and after the Initial Effective Time, the Initial Surviving Entity shall possess all the assets, liabilities, rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Disappearing Sub and Val-Tex, all as provided under the TBOC.

(d)Prior to the Closing, Val-Tex shall (x) pay in full all of the following categories of Val-Tex’s expenses: Transaction Expenses, accounts payable, receiving accrual, sales tax, commissions payable, accrued franchise tax, accrued advertising, accrued employee retirement, accrued bonus expense, and dividends payable and (y) distribute as a dividend to its shareholders (after retaining an amount equal to all dividends declared and not paid to Val-Tex Shareholders because of Val-Tex’s inability to locate such Shareholders), all of Val-Tex’s remaining cash, accounts receivable and those assets unrelated to the Business (which may be sold prior to distribution) listed on Schedule 2.1(d).

2.2Reverse Merger Consideration.

(a)The aggregate consideration to be paid by KMG to the holders of the Shares shall be TWENTY THREE MILLION, FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($23,500,000.00) in cash plus or minus (i) the amount by which Closing Inventory exceeds or is less than, respectively, $1,500,000 as finally determined pursuant to Section 2.5, and less (ii)(A) the Closing Indebtedness as set forth in Section 2.5, and (B) $200,000 paid to the Shareholders’ Representative (“Shareholders’ Representative Fund Amount”) pursuant to Section 2.7 (collectively, the “Cash Merger Consideration”), plus SIX HUNDRED SIX THOUSAND EIGHT HUNDRED SEVENTY FIVE (606,875) shares of common stock, $.01 par value per share (“Common Stock”) of KMG (the “Stock Merger Consideration” and together with the Cash Merger Consideration, the “Reverse Merger Consideration”).

(b)At Closing, KMG shall pay an amount to the Paying Agent, for distribution in accordance with Sections 2.3 and 2.4, equal to TWENTY THREE MILLION, FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($23,500,000.00) plus or minus (i) the Closing Inventory Adjustment Amount, and less (ii)(A) the Closing Indebtedness as set forth in Section 2.5, and (B) the Inventory Holdback and the Indemnity Holdback as set forth in Section 2.6 and (C) the Shareholders’ Representative Fund Amount (as so adjusted, the “Closing Cash Consideration”). The amount of the Cash Consideration shall not exceed 60% of the total Reverse Merger Consideration as determined based on the closing trading price of the Common Stock on the date immediately prior to the execution of this Agreement. At Closing, KMG shall deliver to Paying Agent, for distribution in accordance with Sections 2.3 and 2.4, certificates representing the number of shares of Common Stock equal to the Stock Merger Consideration.

(c)The Closing Cash Consideration and the Stock Merger Consideration shall be distributed to holders of Shares by the Paying Agent as provided in Sections 2.3 and 2,4, provided, that the Paying Agent shall not be obligated to deliver to holders of Shares any part of the Reverse Merger Consideration for such holder’s outstanding Shares until such holder has delivered to the Paying Agent the appropriate Share Surrender Forms in the form of Exhibit C with respect to such Shares.

2.3Conversion of Securities.

(a)At the Initial Effective Time, by virtue of the Reverse Merger and without the need for any further action on the part of the holder thereof, each one percent (1.0%) of Disappearing Sub membership interest issued and outstanding immediately prior to the Initial Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.10 par value per share, of the Initial Surviving Entity.

(b)At the Initial Effective Time, by virtue of the Reverse Merger and without any action on the part of the holders of any securities of Disappearing Sub or Val-Tex, each Share that is owned by Val-Tex as treasury stock and each Dissenting Share shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)Each Share issued and outstanding immediately prior to the Initial Effective Time held by a Shareholder of Val-Tex who holds 1,000 or fewer Shares (the “Cash-Only Shareholders”) shall be converted into and represent the right to receive an amount of cash (rounded to the nearest cent), without interest, equal to the Cash-Only Share Conversion Consideration.

(i)For purposes hereof, “Cash-Only Share Conversion Consideration” means, in respect of each of the Shares an amount determined as follows:

(A)an amount equal to (1) the Cash Merger Consideration  plus (2) an amount equal to (x) the number of shares included in the Stock Merger Consideration multiplied by (y) the closing trading price of the Common Stock on the date immediately prior to the execution of this Agreement, divided by

(B)the aggregate number of Shares outstanding (excluding those held as treasury stock) immediately prior to the Initial Effective Time.

(d)At the Initial Effective Time, by virtue of the Reverse Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), each Share issued and outstanding immediately prior to the Initial Effective Time and held by a Person who is not a Cash-Only Shareholder (other than any Shares to be canceled in accordance with Section 2.3(b)) shall be converted into and represent the right to receive an amount of cash (rounded to the nearest cent), without interest, and a number of shares of Common Stock (rounded to the nearest whole share) equal to the Share Conversion Consideration.

(i)For purposes hereof, “Share Conversion Consideration” means, in respect of each of the Shares an amount determined as set forth below:

(A)an amount equal to the Cash Merger Consideration less the aggregate Cash-Only Merger Consideration, divided by

(B)the aggregate number of Shares outstanding (excluding those held as treasury stock) and held by Shareholders immediately prior to the Initial Effective Time who are not Cash-Only Shareholders.

plus

(C)the Stock Merger Consideration, divided by

(D)the aggregate number of Shares outstanding (excluding those held as treasury stock) and held by Shareholders immediately prior to the Initial Effective Time who are not Cash-Only Shareholders.

(e)Subject to Section 2.3(f), all Shares, when converted pursuant to Section 2.3(c) or (d), shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate or certificates (the “Stock Certificates”) representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the respective Share Conversion Consideration or Cash-Only Share Conversion Consideration provided for in this Section 2.3.  At the Initial Effective Time, the stock transfer books of Val-Tex shall be closed, and no transfer of Shares shall be made thereafter.  If, after the Initial Effective Time, Stock Certificates are presented to the Initial Surviving Entity, they shall be canceled and exchanged as provided for in this Agreement.

(f)Notwithstanding any provision of this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Initial Effective Time and which are held by holders who shall have complied with the provisions of Chapter 10, Subchapter H of the TBOC (the “Dissenting Shares”) shall not be converted into the right to receive the Share Conversion Consideration or the Cash-Only Share Conversion Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Chapter 10, Subchapter H of the TBOC, unless and until the applicable holder fails to comply with the provisions of Chapter 10, Subchapter H of the TBOC or effectively withdraws or otherwise loses such holder’s rights to receive payment of the fair value of such holder’s Shares under Chapter 10, Subchapter H of the TBOC. If, after the Initial Effective Time, any such holder fails to comply with the provisions of Chapter 10, Subchapter H of the TBOC or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the Initial Effective Time into the right to receive the Share Conversion Consideration or the Cash-Only Share Conversion Consideration. Val-Tex shall give KMG notice of any written demands for appraisal of Shares received by Val-Tex under Chapter 10, Subchapter H of the TBOC, and shall give KMG the opportunity to participate in negotiations and proceedings with respect to such demands. Val-Tex shall not, except with the prior written consent of KMG, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

(g)At the Initial Effective Time, by virtue of the Reverse Merger and without any action on the part of the holders of any securities of Disappearing Sub or Val-Tex, each share of Common Stock that is owned by Val-Tex shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

2.4Exchange of Certificates.

(a)KMG and Val-Tex hereby authorize KMG (or one or more other Persons from time to time as shall be reasonably acceptable to KMG and the Shareholders’ Representative) to act as paying agent hereunder (the “Paying Agent”) for the payment of the consideration payable pursuant to Section 2.3(c) upon valid surrender of Stock Certificates and receipt of executed Share Surrender Forms.

(b)At the Initial Effective Time, KMG shall make available, or cause to be made available to the Paying Agent (x) an amount equal to the Closing Cash Consideration to the Paying Agent and (y) certificates representing a number of shares of Common Stock equal to the Stock Merger Consideration.  Any interest, dividends, or other income earned on the investment of cash deposited by KMG with the Paying Agent in accordance with this Section 2.4(b) shall be for the account of and payable to KMG.

(c)Exchange Procedures for Stock Certificates.

(i)The Paying Agent shall mail to each holder of record of a Stock Certificate, other than Stock Certificates to be canceled or retired pursuant to Section 2.3(b), (A) a Share Surrender Form (which shall specify that delivery shall be effected, and risk of loss and title to the Stock Certificates shall pass, only upon actual delivery of the Stock Certificates to the Paying Agent and shall be in a form and have such other provisions as KMG may reasonably specify); and (B) instructions for use in effecting the surrender of the Stock Certificates in exchange for the Share Conversion Consideration or the Cash-Only Share Conversion Consideration. If any Dissenting Shares cease to be Dissenting Shares pursuant to Section 2.3(e), KMG shall instruct the Paying Agent promptly after the date on which KMG becomes aware that such Dissenting Shares have ceased to be Dissenting Shares to mail to the holder of record of such Shares the Share Surrender Form and instructions referred to in the preceding sentence, with respect to such Shares.

(ii)Upon surrender of a Stock Certificate (other than Stock Certificates to be canceled or retired pursuant to Section 2.3(b)) for cancellation to the Paying Agent, together with a Share Surrender Form, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Stock Certificate shall be entitled to receive in exchange therefor its appropriate share of the Closing Cash Consideration and, in the case of Shareholders who are not Cash-Only Shareholders, the Stock Merger Consideration and the Stock Certificates so surrendered shall forthwith be canceled. No interest shall be paid or shall accrue on the cash payable upon the surrender of any Stock Certificate.  If payment is to be made to a Person other than the Person in whose name the Stock Certificate so surrendered is registered, it shall be a condition of payment that such Stock Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such Stock Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(iii)If any Stock Certificate shall have been lost, stolen or destroyed, upon (A) the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and (B) the execution and delivery to KMG by such Person of an indemnity agreement in customary form and substance, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed Stock Certificate, the appropriate share of the Closing Cash Consideration and the Stock Merger Consideration into which the Shares theretofore represented by such lost, stolen or destroyed Stock Certificate shall have been converted.

(d)Ninety (90) days following the Initial Effective Time, KMG shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) and Common Stock certificates made available to the Paying Agent that have not been disbursed to holders of Stock Certificates formerly representing the Shares outstanding at the Initial Effective Time, and thereafter such holders shall be entitled to look to KMG only as a general creditor thereof with respect to cash payable and Common Stock deliverable upon due surrender of their Stock Certificates.

2.5Reverse Merger Price Adjustments.

(a)Not more than five Business Days prior to the Closing Date, Val-Tex will prepare and deliver a statement setting forth its good faith estimate of its Inventory as of the Closing Date based upon a physical inventory review of its Inventory, together with a certificate of the Chief Financial Officer of Val-Tex that the Inventory was valued (the “Estimated Inventory”) in a manner consistent with Schedule 2.5 which sets forth a list of Inventory items of Val-Tex as of February 28, 2015 (the “Inventory Items List”) and a calculation of Inventory as of such date as calculated therefrom.  Val-Tex shall permit KMG and its accountants and other representatives reasonable access to Val-Tex’s properties to observe the Inventory. No later than five Business Days prior to the Closing Date, Val-Tex shall provide KMG with (i) a certificate of Val-Tex setting forth an estimate of the balance of all Indebtedness of Val-Tex as of the close of business on the day immediately preceding the Closing Date and (ii) customary pay-off letters from all holders of Indebtedness to be repaid as of or prior to the Closing.  Val-Tex shall also make arrangements reasonably satisfactory to KMG for such holders to provide to KMG recordable form mortgage and lien releases, canceled notes and other documents reasonably requested by KMG prior to the Closing such that all Liens on the assets or properties of Val-Tex that are not Permitted Exceptions shall be satisfied, terminated and discharged on or prior to the Closing Date.  On the Closing Date prior to the Closing, Val-Tex shall deliver to KMG a certificate of Val-Tex setting forth all Indebtedness of Val-Tex as of the close of business on the day immediately preceding the Closing Date that will not be paid off prior to the Closing (the “Closing Indebtedness”).

(b)At the Closing, the Closing Cash Consideration will be (i) adjusted on a dollar-for-dollar basis (the “Closing Inventory Adjustment Amount”) as follows: (x) if Estimated Inventory exceeds $1,500,000, then the Closing Cash Consideration will be increased by the amount of such excess and (y) if Estimated Inventory is less than $1,500,000, then the Closing Cash Consideration will be decreased by the amount of such deficiency.

(c)Within 60 days after the Closing Date, KMG will prepare and deliver to the Shareholders’ Representative a schedule of the Inventory of Val-Tex as of the close of business on the Closing Date (as the same may be adjusted in accordance with this subsection, the “Closing Inventory Items List”), which schedule will be prepared in a manner consistent with that used in preparing the Inventory Items List, together with its calculation of Inventory as of the close of business on the Closing Date (as the same may be adjusted in accordance with this subsection, the “Closing Inventory”).  The Shareholders’ Representative will have a period of 30 days after its receipt of the Closing Inventory Items List to review the same and to notify KMG in writing of any disputes regarding the same.  As part of such review, the Shareholders’ Representative and its advisors will have reasonable access to KMG’s work papers and to the preparers of the Closing Inventory Items List and to the books and records on which the Closing Inventory Items List is based.  If the Shareholders’ Representative notifies KMG of any dispute within 30 days after its receipt of the Closing Inventory Items List, then the parties will negotiate in good faith in an effort to resolve such dispute.  If the parties are unable to resolve such dispute within 30 days after the Shareholders’ Representative receives the Closing Inventory Items List, then either party may submit such dispute to an independent accounting firm of recognized national or regional standing mutually acceptable to KMG and the Shareholders’ Representative for resolution or, if they cannot agree, BDO Seidman LLP (in either case, the “Independent Accounting Firm”) to resolve the dispute and the Independent Accounting Firm shall make within 30 days a final determination binding upon the parties of the appropriate amount of the Closing Inventory.  If issues in dispute are submitted to the Independent Accounting Firm for resolution, (i) each party will furnish to the Independent Accounting Firm such workpapers and other documents and information relating to the disputed issues as the Independent Accounting

Firm may request and are available to that party or its independent public accountants, and will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the determination and to discuss the determination with the Independent Accounting Firm; (ii) the determination by the Independent Accounting Firm, as set forth in a notice delivered to both parties by the Independent Accounting Firm, will be binding and conclusive on the parties; and (iii) KMG and the holders of the Shares, by reduction in the Inventory Holdback, will each bear 50% of the fees of the Independent Accounting Firm for such determination.

(d)If the Closing Inventory, as finally determined, is (i) less than Estimated Inventory, then the Paying Agent shall pay to KMG the amount of such deficiency out of the Inventory Holdback or (ii) in excess of Estimated Inventory, then KMG will pay to the Paying Agent for distribution to the holders of the Shares the amount of such excess.

(e)All payments under subsection (d) shall be made within five Business Days after the Closing Inventory has been finally determined.  If a breach or inaccuracy of a representation or warranty by Val-Tex or the Principal Shareholders in this Agreement resulted in a reduction in the Closing Inventory, KMG shall not be entitled to indemnification under Article XI because of such breach or inaccuracy to the extent of such reduction in the Closing Inventory.

(f)Any payment to be made by the Paying Agent to KMG or by KMG to the Paying Agent under this Section shall be treated by the parties hereto as an adjustment to the Reverse Merger Consideration.

2.6Holdback Agreements.  KMG will withhold $500,000 in cash (the “Inventory Holdback”) for Reverse Merger Consideration adjustments pursuant to Section 2.5 and an additional $500,000 in cash (the “Indemnity Holdback”) for indemnification obligations of the Principal Shareholders under Sections 11.2 and 11.6 of this Agreement. The Inventory Holdback shall be used to pay Reverse Merger Consideration adjustments as calculated under Section 2.5 and the Indemnity Holdback shall be used to pay indemnity obligations of the holders of the Shares under Sections 11.2 and 11.6 of this Agreement, but shall not limit such obligations. The Inventory Holdback shall be held for a period ending upon the final determination of the Closing Inventory, whereupon the net proceeds thereof, after the payments required by Section 2.5 are made, shall be paid to the Shareholders’ Representative Fund. The Indemnity Holdback shall be held in accordance with the provisions of Section 11.3(a).

2.7Shareholders’ Representative Fund.  KMG shall deposit or cause to be deposited into an account established by the Shareholders’ Representative, the Shareholders’ Representative Fund Amount (such amount plus any other amounts deposited in such account pursuant to the provisions of this Agreement, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with this Agreement (the “Shareholders’ Representative Fund”), for purpose of satisfying costs, expenses and/or liabilities for which any holder of Shares including the Principal Shareholders may be liable hereunder, including under Article XI, in its capacity as the Shareholders’ Representative and otherwise in accordance with this Agreement. The Shareholders’ Representative shall also be entitled to indemnification out of the proceeds of the Shareholders’ Representative

Fund to the extent the holders of Shares are obligated to indemnify the Shareholders’ Representative pursuant to Article IX. Upon the end of the General Survival Period, the Shareholders’ Representative shall distribute all remaining amounts in the Shareholders’ Representative Fund to the holders of Shares in proportion to the Reverse Merger Consideration to which each is entitled.

2.8Certificate of Formation and Bylaws.  At and after the Initial Effective Time until the same have been duly amended, (i) the certificate of formation of Val-Tex in effect at the Initial Effective Time shall be the certificate of formation of the Initial Surviving Entity and (ii) the bylaws of Val-Tex in effect at the Initial Effective Time shall be the bylaws of the Initial Surviving Entity.

2.9Directors and Officers.  At and after the Initial Effective Time, the officers and managers of Disappearing Sub immediately prior to the Initial Effective Time shall be the officers and directors, respectively, of the Initial Surviving Entity until their successors are duly elected or appointed and qualified.  If, at the Initial Effective Time, a vacancy shall exist on the board of directors or in any office of the Initial Surviving Entity, such vacancy may thereafter be filled in the manner provided by applicable Law.

2.10Other Effects of Reverse Merger.  The Reverse Merger shall have all further effects as specified in the applicable provisions of the TBOC.

Article III

FORWARD MERGER

3.1The Forward Merger.

(a)Subject to the terms and conditions of this Agreement, as soon as practicable following the Initial Effective Time, Surviving Sub shall be merged with and into the Initial Surviving Entity (the “Forward Merger”) in accordance with the laws of the State of Texas, including the TBOC, whereupon the separate existence of the Initial Surviving Entity shall cease, and Surviving Sub shall be the surviving entity of the Forward Merger (the “Final Surviving Entity”).

(b)As soon as practicable after the Initial Effective Time, the Initial Surviving Entity and Surviving Sub shall (i) file a certificate of merger (the “Forward Certificate of Merger”) with the Texas Secretary of State, and make all such other filings or recordings required by the TBOC in connection with the Forward Merger.  The Forward Merger shall become effective upon completion of the filing of the Forward Certificate of Merger in accordance with the relevant provisions of the TBOC (the “Final Effective Time”).

(c)From and after the Final Effective Time, the Final Surviving Entity shall possess all the assets, liabilities, rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Initial Surviving Entity and Surviving Sub, all as provided under the TBOC.

3.2Conversion of Securities.

(a)At the Final Effective Time, by virtue of the Forward Merger and without the need for any further action on the part of the holder thereof, all of the common stock, $0.10 par value per share, of the Initial Surviving Entity issued and outstanding immediately prior to the Final Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)At the Final Effective Time, by virtue of the Forward Merger and without any action on the part of the holders of any securities of Initial Surviving Entity or Surviving Sub, all of the outstanding membership interests of Surviving Sub shall be converted into one hundred percent of the membership interests of the Final Surviving Entity.

3.3Certificate of Formation and Company Agreement.  At and after the Final Effective Time until the same have been duly amended, (i) the certificate of formation of Surviving Sub in effect at the Final Effective Time shall be the certificate of formation of the Final Surviving Entity and (ii) the Company Agreement of Surviving Sub in effect at the Final Effective Time shall be the Company Agreement of the Final Surviving Entity.

3.4Managers and Officers.  At and after the Final Effective Time, persons identified as officers and managers on Schedule 3.4 shall be the officers and managers, respectively, of the Final Surviving Entity until their successors are duly elected or appointed and qualified.  If, at the Final Effective Time, a vacancy shall exist on the board of managers or in any office of the Final Surviving Entity, such vacancy may thereafter be filled in the manner provided by applicable Law.

3.5Other Effects of Forward Merger.  The Forward Merger shall have all further effects as specified in the applicable provisions of the TBOC.

Article IV

CLOSING AND TERMINATION

4.1Closing Date.  The consummation of the Transactions (the “Closing”) shall take place at the offices of Haynes and Boone, LLP located at 1221 McKinney Street, Suite 2100, Houston, Texas 77010 (or at such other place as the parties may designate in writing) at 10:00 a.m. (Central time) on May 1, 2015 if the conditions set forth in Article X have been satisfied or waived (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time) or such other date as mutually specified by the parties (the “Closing Date”).

4.2Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)by mutual written consent of Val-Tex and KMG;

(b)by Val-Tex or KMG if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided, that the right to terminate this Agreement under this Section 4.2(b) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(c)by KMG by written notice to Val-Tex if (i) any of the conditions set forth in Section 10.1 shall not have been fulfilled (or if satisfaction becomes impossible) by May 15, 2015 and shall not have been waived by KMG, unless such failure shall be due to the failure of KMG to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, or (ii) Val-Tex or any Principal Shareholder shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Val-Tex or a Principal Shareholder shall have become untrue, in either case such that the conditions set forth in Sections 10.1 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten days following receipt by Val-Tex of notice of such breach from KMG; or

(d)by Val-Tex by written notice to KMG if (i) any of the conditions set forth in Section 10.2 shall not have been fulfilled (or if satisfaction becomes impossible) by May 15, 2015 and shall not have been waived by Val-Tex, unless such failure shall be due to the failure of Val-Tex to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, or (ii) KMG shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of KMG shall have become untrue, in either case such that the conditions set forth in Sections 10.2 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten days following receipt by KMG of notice of such breach from Val-Tex.

4.3Procedure Upon Termination. In the event of termination and abandonment by KMG or Val-Tex, or both, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the Transactions shall be abandoned, without further action by KMG or Val-Tex.

4.4Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to KMG or Val-Tex; provided, that (a) the obligations of the parties set forth in this Section 4.4 and Section 8.6 and Article XII hereof shall survive any such termination and shall be enforceable hereunder; and (b) nothing in this Section 4.4 shall relieve KMG or Val-Tex of any Liability for a breach of this Agreement prior to the effective date of such termination.

Article V

REPRESENTATIONS AND WARRANTIES OF VAL-TEX AND THE PRINCIPAL SHAREHOLDERS

Val-Tex and each Principal Shareholder, hereby jointly and severally represents and warrants to KMG that:

5.1Organization and Good Standing.  Val-Tex is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its Business as now conducted and as currently proposed to be conducted.  Val-Tex is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its Business or the ownership of its properties requires such qualification or authorization, except where the failure to so qualify would not have, or would not reasonably be expected to have, a material adverse effect on Val-Tex.

5.2Authorization of Agreement.

(a)Pursuant to the TBOC and Val-Tex’s certificate of formation and bylaws, the only vote of the holders of any class or series of Val-Tex’s capital stock that shall be necessary to approve the Reverse Merger and this Agreement is the approval by two-thirds of the votes cast by the holders of the Shares (the “Val-Tex Shareholders’ Approval”).  On or prior to the date of this Agreement, the board of directors of Val-Tex has (i) determined that this Agreement, the Releases and the Transactions are advisable and in the best interests of Val-Tex and the holders of the Shares, (ii) approved and declared advisable this Agreement, the Releases and the Transactions and (iii) resolved to recommend to the holders of the Shares that they vote in favor of adopting and approving this Agreement and the Reverse Merger.

(b)Val-Tex has all requisite power and authority and has taken all corporate action to execute and deliver this Agreement and Val-Tex has all requisite power and authority and, subject to receipt of the Val-Tex Shareholders’ Approval, has taken all corporate action to execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Val-Tex in connection with the Transactions (collectively, the “Val-Tex Documents”), to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance of this Agreement and each of the Val-Tex Documents, and the consummation of the Transactions, have been duly authorized and approved by all requisite action on the part of Val-Tex, subject to receipt of the Val-Tex Shareholders’ Approval.  This Agreement has been, and each of the Val-Tex Documents will be at or prior to the Closing, duly and validly executed and delivered by Val-Tex and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and each of the Val-Tex Documents when so executed and delivered will constitute, legal, valid and binding obligations of Val-Tex enforceable against Val-Tex in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)None of the information to be supplied by Val-Tex for inclusion in the proxy (“Proxy”) to be mailed to the holders of Shares in connection with the Shareholders’ Meeting at which Val-Tex Shareholders’ Approval will be requested, and any amendments or supplements thereto, will, at the respective times the Proxy or any amendment or supplement thereto is first mailed to the holders of Shares, at the time of the Shareholders’ Meeting and at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.3Capitalization.

(a)The authorized equity interests of Val-Tex consist solely of 90,831 Shares.  As of the date hereof, all of the Shares are held beneficially and of record by the Persons listed on Schedule 5.3 hereto in the amounts set forth next to their respective names, and Val-Tex has 26 shareholders.  All of the issued and outstanding Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.

(b)There are no existing options, warrants, calls, rights or Contracts to which Val-Tex is a party requiring, and there are no securities of Val-Tex outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional Shares or other equity interests of Val-Tex or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Shares or other equity interests of Val-Tex.  Except as set forth on Schedule 5.3(b), there are no obligations, contingent or otherwise, of Val-Tex to (i) repurchase, redeem or otherwise acquire any Shares or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person.  Except as set forth on Schedule 5.3(b), there are no outstanding equity appreciation, phantom equity, profit participation or similar rights with respect to Val-Tex.  There are no bonds, debentures, notes or other Indebtedness of Val-Tex having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which shareholders (or other equity holders) of Val-Tex may vote.  There are no voting agreements, voting trusts, irrevocable proxies or other Contracts or understandings to which Val-Tex is a party or is bound with respect to the voting or consent of any Shares.

5.4Subsidiaries. Except as set forth on Schedule 5.4, Val-Tex does not own, directly or indirectly, any capital stock or equity securities of any Person.

5.5Corporate Records.

(a)Val-Tex has delivered to KMG true, correct and complete copies of the certificate of formation (certified by the Secretary of State) and bylaws (certified by the secretary, assistant secretary or other appropriate officer) of Val-Tex, in each case as amended and in effect on the date hereof, including all amendments thereto.

(b)The minute books of Val-Tex previously made available to KMG contain true, correct and complete records of all meetings and accurately reflect all other action of the shareholders and board of directors (including committees thereof) of Val-Tex.  The stock certificate books, if any, and transfer ledgers of Val-Tex previously made available to KMG are true, correct and complete.  All transfer Taxes levied, if any, or payable with respect to all transfers of equity of Val-Tex prior to the date hereof have been paid and appropriate transfer Tax stamps affixed.

5.6Conflicts; Consents of Third Parties.

(a)Except as set forth on Schedule 5.6(a), none of the execution and delivery by Val-Tex of this Agreement or the Val-Tex Documents, the consummation of the Transactions, or compliance by Val-Tex with any of the provisions hereof or thereof will (i) conflict with, or result in any violation or breach of (that in either case would have a material adverse effect on Val-Tex), conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under any provision of (A) the certificate of formation, bylaws, or other organizational documents of Val-Tex; (B) any Contract or Val-Tex Permit to which Val-Tex is a party or by which any of its assets are bound; (C) any Order applicable to Val-Tex or by which any of its assets are bound; or (D) any applicable Law; or (ii) result in the creation or imposition of any Lien other than Permitted Exceptions on the assets of Val-Tex.

(b)Except as set forth on Schedule 5.6(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Val-Tex in connection with (i) the execution and delivery of this Agreement or the Val-Tex Documents, the compliance by Val-Tex with any of the provisions hereof and thereof, the consummation of the Transactions or the taking by Val-Tex of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Val-Tex Permit.

5.7Financial Statements.

(a)Val-Tex has delivered to KMG copies of (i) the audited consolidated balance sheets of Val-Tex as at May 31, 2014 and the related audited consolidated statements of income and cash flows of Val-Tex for the twelve-month period then ended, (ii) the unaudited consolidated balance sheet of Val-Tex as at May 31, 2012 and 2013 and the related consolidated statements of income and cash flows of Val-Tex for the twelve-month periods then ended, and (iii) the unaudited consolidated balance sheets of Val-Tex as at February 28, 2015 and the related unaudited consolidated statements of income and cash flows of Val-Tex for the nine-month period then ended (such statements referred to in subsections (i), (ii) and (iii) immediately above, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).  Each of the Financial Statements is complete and correct in all material respects and fairly presents the consolidated financial position, results of operations and cash flows of Val-Tex as at the dates and for the periods indicated therein. The audited financial statements described in (i) above have been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented. The unaudited financial statements described in (ii) and (iii) above have been prepared in accordance with tax accounting consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented. The unaudited consolidated balance sheet of Val-Tex as of February 28, 2015 is referred to herein as the “Balance Sheet” and February 28, 2015 is referred to herein as the “Balance Sheet Date.”

(b)All books, records and accounts of Val-Tex are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.  Val-Tex maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. Val-Tex has no Liabilities, except (i) those which are adequately reflected or reserved against in the Financial Statements as of the Balance Sheet Date, and (ii) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

(c)Val-Tex has no Knowledge of (i) any significant deficiencies in the design or operation of internal controls which could adversely affect Val-Tex’s ability to record, process, summarize and report financial data, (ii) any material weaknesses in internal controls or (iii) any fraud, whether or not material, that involves management or other Employees who have a significant role in Val-Tex’s internal controls.

5.8Title to Assets. Val-Tex owns and has good and valid title to each of its assets free and clear of Liens, except for Permitted Exceptions.  The personal property used in or held for use by Val-Tex is sufficient for KMG to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business, as it has been conducted by Val-Tex. Except as set forth on Schedule 5.8, (a) Val-Tex has performed all current maintenance and repair obligations for its assets pursuant to the terms of the Contracts and has not deferred the performance of any such obligations and (b) its assets are in good operating condition and repair, and none of its assets are in need of maintenance or repairs except for ordinary, routine maintenance or repairs that are not material.

5.9Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.9 or Schedule 2.1(d), since the Balance Sheet Date, (i) Val-Tex has conducted the Business only in the Ordinary Course of Business, (ii) Val-Tex has not taken any action that would be prohibited by Section 8.2(b) if proposed to be taken by Val-Tex after the date of this Agreement, and (iii) there has not been any material adverse change in the Business, operations, assets, results of operations or condition (financial or otherwise) of Val-Tex, and no event has occurred or circumstances exist that may result in such a material adverse change.

5.10Taxes.

(a)(i) Except as set forth on Schedule 5.10, all Tax Returns required to be filed by or on behalf of each of Val-Tex and any Affiliated Group of which Val-Tex is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes payable by or on behalf of each of Val-Tex and any Affiliated Group of which Val-Tex is or was a member have been fully and timely paid.  With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, Val-Tex has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records.  All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been timely made by or on behalf of Val-Tex.

(b)Val-Tex has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(c)KMG has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of Val-Tex relating to the taxable periods since May 31, 2010 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to Val-Tex.

(d)Schedule 5.10 lists (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of Val-Tex, and (ii) all of the jurisdictions that impose such Taxes or with respect to which Val-Tex has a duty to file such Tax Returns.  No claim has been made by a Taxing Authority in a jurisdiction where Val-Tex does not file Tax Returns such that it is or may be subject to Taxation by that jurisdiction.

(e)All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, Val-Tex have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has Val-Tex received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.  No issue has been raised by a Taxing Authority in any prior examination of Val-Tex which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f)Neither Val-Tex nor any Subsidiary is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(g)There is no Contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by KMG, Val-Tex or any of their respective Affiliates by reason of Section 280G of the Code.

(h)Neither Val-Tex nor any Subsidiary is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(i)There are no Liens, other than Liens that are Permitted Exceptions, as a result of any unpaid Taxes upon any of the assets of Val-Tex.

(j)Val-Tex has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which Val-Tex is the common parent.

(k)There is no taxable income of Val-Tex that will be required under applicable Tax Law to be reported by KMG or any of its Affiliates, including Val-Tex, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(l)Val-Tex has disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.  Val-Tex has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(m)Except as set forth on Schedule 5.10, there is no material property or obligation of Val-Tex, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

(n)All of the property of Val-Tex that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate Taxing Authority.

5.11Real Property.

(a)Schedule 5.11(a) sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned in fee by Val-Tex (collectively, the “Owned Properties”), and (ii) all real property and interests in real property leased by Val-Tex (collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein collectively as the “Val-Tex Properties”) as lessee or lessor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto).  Val-Tex has good and marketable fee title to all Owned Property free and clear of all Liens of any nature whatsoever, except Permitted Exceptions.  Val-Tex Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the Business of Val-Tex and which are necessary for the continued operation of the Business as currently conducted.  All of Val-Tex Properties and buildings, fixtures and improvements thereon (i) are in good operating condition without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all material respects for their current and contemplated uses.  None of the improvements located on Val-Tex Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws.  Val-Tex has delivered to KMG true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.  Val-Tex Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases set forth on Schedule 5.11(a).

(b)Val-Tex has all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Val-Tex Property, and Val-Tex has fully complied with all material conditions of the Permits applicable to them.  No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(c)There does not exist any actual or, to the Knowledge of Val-Tex, threatened or contemplated condemnation or eminent domain proceedings that affect any Val-Tex Property or any part thereof, and Val-Tex has not received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(d)Val-Tex has not received any notice from any insurance company that has issued a policy with respect to any Val-Tex Property requiring performance of any structural or other repairs or alterations to such Val-Tex Property.

(a)Val-Tex does not own, hold, nor is it obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

5.12Personal Property Leases.

(a)Schedule 5.12 sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $5,000 relating to personal property used by Val-Tex or to which Val-Tex is a party or by which Val-Tex is bound.  Val-Tex has delivered to KMG true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

5.13Intellectual Property.

(a)Schedule 5.13(a) sets forth an accurate and complete list of all internet domain names, Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights included in Val-Tex’s Intellectual Property.  Schedule 5.13(a) lists (i) the jurisdictions in which each such item of Val-Tex’s Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed and (ii) the registration or application number and date, as applicable.

(b)Except as set forth on Schedule 5.13(b), Val-Tex is the sole and exclusive owner of all right, title and interest in and to all of Val-Tex’s Technology and Val-Tex’s Intellectual Property, including each of the Copyrights in any works of authorship prepared by or for Val-Tex that resulted from or arose out of any work performed by or on behalf of Val-Tex or by any Employee, former Employee, officer, consultant or contractor of Val-Tex, in each case, free and clear of all obligations to others (except for those specified licenses included in Schedule 5.13(b)).

(c)Val-Tex’s Intellectual Property and Val-Tex’s Technology, the design, development, manufacturing, licensing, marketing, distribution, offer for sale, sale or use or maintenance of any products and services in connection with the Business as presently and as currently proposed to be conducted, and the present and currently proposed business practices, methods and operations of Val-Tex do not infringe, constitute an unauthorized use of, misappropriate, dilute or violate any Intellectual Property or other right of any Person.  Val-Tex’s Intellectual Property, the Intellectual Property and Technology licensed to Val-Tex under the Intellectual Property Licenses included in the Contracts and Val-Tex’s Technology is set forth on Schedule 5.13(c) and includes all of the Intellectual Property and Technology necessary and sufficient to enable Val-Tex to conduct the Business in the manner in which such Business is currently being conducted and proposed to be conducted.  No other Intellectual Property or Technology, other than the Intellectual Property and Technology set forth on Schedule 5.13(c), is required to conduct the Business in the manner in which such Business is currently being conducted and proposed to be conducted.

(d)Except with respect to licenses of commercial off-the-shelf Software available on reasonable terms, and except pursuant to the Intellectual Property Licenses listed in Schedule 5.13(d), Val-Tex is not required, obligated, or under any Liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to, any of Val-Tex’s Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the Business as currently conducted or proposed to be conducted.

(e)Val-Tex has taken reasonable security measures to protect the secrecy, confidentiality and value of all the Trade Secrets included in Val-Tex’s Intellectual Property and any other non-public, proprietary information included in Val-Tex’s Technology, which measures are reasonable in the industry in which the Business operates.

(f)The consummation of the Transactions will not result in the loss or impairment of KMG’s right to own or use any of Val-Tex’s Intellectual Property or Val-Tex’s Technology.

5.14Material Contracts.

(a)Schedule 5.14(a) sets forth, by reference to the applicable subsection of this Section 5.14(a), all of the following Contracts of Val-Tex, complete and accurate copies of which have been provided to KMG (such Contracts, together with all Contracts for the Val-Tex Property and the Personal Property Leases, the “Material Contracts”):

(i)Contracts with any labor union or association representing any Employee;

(ii)Contracts for the sale of any of the assets of Val-Tex other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of Val-Tex’s assets, including all Contracts that require Val-Tex to purchase or sell a stated portion of the requirements or outputs of Val-Tex or that contain “take or pay” provisions;

(iii)Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property;

(iv)Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits, losses, costs, Liabilities, or proprietary information with any Person;

(v)Contracts containing covenants of Val-Tex not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with Val-Tex in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(vi)Contracts imposing a Lien on any of Val-Tex’s assets, including loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(vii)Contracts providing for payments by or to Val-Tex in excess of $20,000 in any fiscal year or $60,000 in the aggregate during the term thereof that are not cancellable without penalty, fees or other payment without more than 30 days’ notice;

(viii)Contracts providing for the purchase, distribution, or sale of lubricant products by Val-Tex;

(ix)Contracts providing for the payment by Val-Tex of severance, retention, change in control or other similar payments;

(x)Contracts for the employment of any individual on a full-time, part-time or consulting or other basis;

(xi)material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(xii)Contracts with any Governmental Body;

(xiii)all Permits that are required for the use or operation of the Business or Val-Tex Property, including all Permits required by, or issued under, any applicable Environmental Law;

(xiv)powers of attorney currently effective and outstanding;

(xv)broker, distributor, manufacturer’s representative, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(xvi)outstanding Contracts of indebtedness, guaranty, surety or indemnification, whether direct or indirect, including all Contracts that provide for the assumption of any Tax, environmental or other Liability of any Person; and

(xvii)Contracts that are material to Val-Tex or the operation of the Business and not previously disclosed pursuant to this Section 5.14(a).

(b)Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Val-Tex and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the Transactions, shall, except as otherwise set forth on Schedule 5.14(b), continue in full force and effect in all material respects without penalty or other adverse consequence.  Val-Tex is not in material default under any Material Contract, nor, to the Knowledge of Val-Tex, is any other party to any Material Contract in material breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by Val-Tex or any other party thereunder.  There are no disputes pending or, to the Knowledge of Val-Tex, threatened under any Material Contract.

5.15Labor and Employee Benefit Matters.

(a)No Employees of Val-Tex are represented by any labor organization.  No labor organization or group of Employees of Val-Tex has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Val-Tex, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal.  There is no organizing activity involving Val-Tex pending or, to the Knowledge of Val-Tex, threatened by any labor organization or group of Employees.

(b)There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of Val-Tex, threatened against or involving Val-Tex.  There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Val-Tex, threatened by or on behalf of any Employee or group of Employees of Val-Tex.

(c)There are no complaints, charges or claims against Val-Tex pending or, to Knowledge of Val-Tex, threatened that could be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual at Val-Tex.  Val-Tex is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or social security Taxes and any similar Tax except for immaterial non-compliance.  There has been no “mass layoff” or “plant closing” (as defined by WARN) within the six (6) months prior to Closing.

5.16Employee Benefit Plans.

(a)Schedule 5.16(a) contains a true and complete list of all Plans.

(b)Neither Val-Tex nor any ERISA Affiliate maintains or is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Plan”)) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation of 1985, as amended.

(c)Neither Val-Tex nor any ERISA Affiliate has at any time contributed to or has any obligation to contribute to or has any Liability with respect to any “multiemployer plan”, as that term is defined in Section 4001 of ERISA or any “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code.  No Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d)Each of the Plans and its administration is currently in compliance with ERISA and the Code and all other applicable Laws and with any applicable collective bargaining agreement in all material respects, and to the Knowledge of Val-Tex, no statement, either written or oral, has been made by Val-Tex or any Person with regard to any Plan that is not in accordance with the terms of such Plan.

(e)Val-Tex has performed, in all material respects, all of its obligations under all Plans, and all contributions and other payments required to be made by Val-Tex to any Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in Val-Tex’s Financial Statements.

(f)No transaction contemplated by this Agreement will result in material Liability to the PBGC under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to Val-Tex or any ERISA Affiliate.

(g)There are no pending, or, to the Knowledge of Val-Tex, threatened claims by or on behalf of any Plan, or by any Person covered thereby, other than ordinary claims for benefits submitted by participants or beneficiaries, which, individually or in the aggregate, could result in material Liability on the part of KMG or any fiduciary of any such Plan.

(h)No employer securities, employer real property or other employer property is included in the assets of any Plan.

(i)Neither Val-Tex nor any ERISA Affiliate has engaged in or knowingly permitted to occur and, to the Knowledge of Val-Tex, no other party has engaged in or permitted to occur any transaction prohibited by Section 406 of ERISA or “prohibited transaction” under Section 4975(c) of the Code with respect to any Plan, except for any transactions which are exempt under Section 408 of ERISA or Section 4975 of the Code.

(j)Except for any formal written qualification requirement with respect to which the remedial amendment period set forth in Section 401(b) of the Code, and any regulations, rulings or other IRS releases thereunder, has not expired, (i) each Plan that is intended to be a Qualified Plan has received a favorable determination letter from the IRS and is qualified in form and operation under Section 401(a) of the Code, and each trust for each such Plan is exempt from federal income tax under Section 501(a) of the Code, and (ii) no event has occurred or circumstance exists that gives rise to disqualification or loss of tax-exempt status of any such Plan or trust.

(k)Each Plan can be terminated without payment of any additional contribution or amount and, except for any vesting of benefits of a Qualified Plan, without the vesting or acceleration of any benefits promised by such Plan.

(l)To the Knowledge of Val-Tex, no event has occurred or circumstance exists that could result in a material increase in premium costs of Plans that are insured, or a material increase in benefit costs of such Plans that are self-insured.

(m)Val-Tex has the right to modify and terminate benefits as to retirees (other than pensions) with respect to both retired and active Employees.

(n)The consummation of the Transactions will not result in the payment, vesting, or acceleration of any benefit, assuming that no Employee incurs a termination of employment or reduction in hours, and no Plan is terminated, in connection with the Transactions.

(o)Each statutory and non-statutory stock option and each stock appreciation right granted by Val-Tex was granted with a per share exercise price equal to or greater than the per share fair market value of Val-Tex’s underlying common stock on the grant date thereof and no such option or stock appreciation right has a feature for the deferral of compensation within the meaning of Section 409A of the Code and related rules and regulations. Val-Tex has operated all nonqualified deferred compensation plans in good faith compliance with Section 409A of the Code and the regulations and other guidance issued thereunder.

5.17Litigation.  Except as set forth in Schedule 5.17, there is no Legal Proceeding pending or, to the Knowledge of Val-Tex, threatened against Val-Tex before any Governmental Body, nor to the Knowledge of Val-Tex is there any reasonable basis for any such Legal Proceeding.  Except as set forth on Schedule 5.17, Val-Tex is not subject to any Order, and Val-Tex is not in breach or violation of any Order.  Except as set forth on Schedule 5.17, Val-Tex is not engaged in any Legal Proceeding to recover monies due it or for damages sustained by it.  There are no Legal Proceedings pending or, to the Knowledge of Val-Tex, threatened against Val-Tex or to which Val-Tex is otherwise a party relating to this Agreement or any Val-Tex Document or the Transactions.

5.18Compliance with Laws; Permits.

(a)Val-Tex has complied and is in compliance with (i) all Laws applicable to its operations or the Business, (ii) all applicable United States export control laws and regulations, and (iii) the United States Foreign Corrupt Practices Act and all other applicable anti-bribery or anti-corruption Laws of any jurisdiction.  Val-Tex has not received any written or other notice of or been charged with the material violation of any Laws.  To the Knowledge of Val-Tex, Val-Tex is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b)Schedule 5.18(b) contains a list of all Permits which are required for the operation of the Business (“Val-Tex Permits”).  Val-Tex currently has all Permits which are required for the operation of the Business as presently conducted, other than those the failure of which to possess is immaterial to Val-Tex.  Val-Tex is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation of any term, condition or provision of any Val-Tex Permit.

5.19Environmental Matters. Except as set forth on Schedule 5.19 hereto:

(a)Val-Tex’s operation of the Business and Val-Tex Property is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits and no Legal Proceeding is pending or, to the Knowledge of Val-Tex, threatened to revoke, modify or terminate any such Environmental Permit, and no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with or result in Liabilities under Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

(b)None of Val-Tex or any Val-Tex Property is the subject of any outstanding written Order with any Governmental Body with respect to Environmental Laws, Hazardous Materials, or any Release or threatened Release of a Hazardous Material, and Val-Tex has not received any notice of violation of Environmental Law that has not been resolved or any written request for information under CERCLA or any analogous state statute or written notification alleging responsibility under CERCLA or an analogous state statute;

(c)No claim, Legal Proceeding or demand is pending, or to the Knowledge of Val-Tex, threatened against Val-Tex alleging either or both that Val-Tex or any Val-Tex Property may be in material violation of any Environmental Law or Environmental Permit, or that there are material Liabilities under any Environmental Law or there has been any Release of Hazardous Material related to Val-Tex or any Val-Tex Property;

(d)Val-Tex has not treated, stored, recycled or disposed of any Hazardous Materials on any Val-Tex Property in violation of any Environmental Law or in a manner that could reasonably be expected to result in Liability under Environmental Law and there has been no Release or threatened Release of any Hazardous Materials on, at, under, to, from or about any Val-Tex Property, or during the time period of Val-Tex ownership or operations from any property formerly owned or operated by Val-Tex, or any location at which Val-Tex has disposed or arranged for the disposal of Hazardous Materials and no Val-Tex Property is listed or proposed for listing on the National Priorities List under CERCLA, the Comprehensive Environmental Response Compensation Liability Information System database under CERCLA, or any list established by a Governmental Body of site potentially requiring environmental remediation or response action;

(e)To the Knowledge of Val-Tex, there are no pending or threatened, investigations of Val-Tex or any Val-Tex Property which could lead to the imposition of material Liabilities or Liens under Environmental Law;

(f)All storage tanks and associated piping located on the Val-Tex Property have been maintained, inspected and tested in compliance with Environmental Law, are in sound condition and are not leaking and have not leaked; there are no closed, out of service or abandoned storage tanks on or under the Val-Tex Property;

(g)The Transactions do not require the consent of or filings with any Governmental Body with jurisdiction over Val-Tex under Environmental Law;

(h)To the Knowledge of Val-Tex, there are no pending or proposed new Environmental Laws that may reasonably be expected to adversely affect Val-Tex or any Val-Tex Property either before or after the Closing;

(i)Val-Tex has delivered to KMG true and complete copies and results of any all assessments, audits, reports, studies, analyses, tests, or monitoring possessed or initiated by Val-Tex pertaining to: (i) the matters in this Section 5.19; (ii) Hazardous Materials or activities in, on or under the Val-Tex Property; and (iii) compliance with Environmental Laws by Val-Tex or any other Person for whose conduct Val-Tex is or may be held responsible relating to or otherwise affecting Val-Tex or any Val-Tex Property; and

(j)Val-Tex has delivered to KMG true and complete copies of all documentation associated with any reports or notifications to the Environmental Protection Agency, the Nuclear Regulatory Commission, or analogous state agencies relating to the handling or Release of Hazardous Materials, including any reports required under the Emergency Planning and Community Right-to-Know Act, as amended, or CERCLA, or analogous state statutes.

5.20Insurance. Except as set forth on Schedule 5.20, Val-Tex has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which Val-Tex is a party or by which it is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as are commercially reasonable for Val-Tex.  All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  There has been no gap in insurance coverage for any risk covered by the insurance policies for the past three years.

5.21Financial Advisors.  Except as set forth on Schedule 5.21, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Val-Tex in connection with the Transactions and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

5.22Customers and Suppliers.

(a)Set forth on Schedule 5.22(a) are Val-Tex’s ten largest customers, by dollar volume, during the 12 months ended February 28, 2015 and set forth opposite the name of each such customer is the dollar amount of sales attributable to such customer for such periods.

Other than as set forth on Schedule 5.22(a), Val-Tex is not engaged in any material dispute with any current customer, no customer has notified Val-Tex that it intends to terminate or materially reduce its business relations with Val-Tex, and Val-Tex has received no notice that any customer would not continue such business relationship with KMG after the Closing.

(b)Set forth on Schedule 5.22(b) are Val-Tex’s ten largest vendors, by dollar volume, during the 12 months ended February 28, 2015.  Other than as set forth on Schedule 5.22(b), Val-Tex is not engaged in any material dispute with any current vendor to Business and no such vendor has notified Val-Tex that it intends to terminate or materially reduce its business relations with Val-Tex, and Val-Tex has received no notice that any such vendor would not continue such business relationship with KMG after the Closing.

5.23Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business within a reasonable period of time and at normal profit margins.  All Inventory is free and clear of Liens, other than Permitted Exceptions.  Except as set forth on Schedule 5.23, none of the Inventory is obsolete or is held on a consignment basis. The quantities of each item of Inventory are not excessive, but are reasonable in the present and anticipated circumstances of Val-Tex.

5.24Affiliate Transactions; Shared Services. Except as set forth on Schedule 5.24, no Affiliate, director, officer or employee of Val-Tex owns or has any interest in the Business, or engages in any business with Val-Tex, or is party to any Contract of Val-Tex.  After the Closing, no Affiliate, director, officer or employee of Val-Tex will have any claim of any nature against Val-Tex or the Business.  There are no joint sales agreements, shared services agreements, management services agreement, or similar Contracts to which Val-Tex or any of its Affiliates is a party.

5.25Banks. Schedule 5.25 contains a complete and correct list of the names and locations of all banks in which Val-Tex has accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto.

5.26Terms of Service. Set forth on Schedule 5.26 are the terms of service under which Val-Tex provides products and services to its customers.  No customers are entitled to or benefit from any other service level or performance guarantees or any warranties with respect to the products and services provided by Val-Tex.  In addition, no customers are entitled to any refunds, credits or rights of set-off with respect to any products or services provided by Val-Tex.

Article VI

REPRESENTATIONS AND WARRANTIES OF EACH PRINCIPAL SHAREHOLDER

Each Principal Shareholder hereby severally and not jointly represents and warrants to Val-Tex that:

6.1Authorization of Agreement. Such Principal Shareholder is an individual and has all requisite legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Principal Shareholder in connection with the consummation of the Transactions (collectively, the “Principal Shareholder Documents”), and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each of the Principal Shareholder Documents will be at or prior to the Closing, duly and validly executed and delivered by such Principal Shareholder and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and each of the Principal Shareholder Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Principal Shareholder, enforceable against such Principal Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.2Conflicts; Consents of Third Parties.

(a)Except as set forth on Schedule 6.2 hereto, none of the execution and delivery by such Principal Shareholder of this Agreement and of the Principal Shareholder Documents, the consummation of the Transactions, or the compliance by such Principal Shareholder with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) any Contract or Permit to which such Principal Shareholder is a party or by which any of the properties or assets of such Principal Shareholder are bound; (ii) any Order of any Governmental Body applicable to such Principal Shareholder or by which any of the properties or assets of such Principal Shareholder are bound; or (iii) any applicable Law.

(b)No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Principal Shareholder in connection with the execution and delivery of this Agreement or the Principal Shareholder Documents or the compliance by such Principal Shareholder with any of the provisions hereof or thereof, except for such consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on the ability of such Principal Shareholder to consummate the Transactions.

6.3Ownership of Shares. Such Principal Shareholder is the record and beneficial owner of the Shares set forth opposite his name on Schedule 6.3 hereto, free and clear of any and all Liens.

6.4Securities Laws Matters.

(a)Such Principal Shareholder has had every opportunity to ask questions and receive answers from KMG concerning the terms and conditions of the acquisition of the Common Stock and the operations of KMG and the risks thereof, and all of such questions have been answered to the full satisfaction of such Principal Shareholder.  Such Principal Shareholder has had access to such information concerning KMG and the Common Stock as it deems necessary to enable such Principal Shareholder to make an informed investment decision concerning the acquisition of the Common Stock, including access to KMG’s filings with the Securities and Exchange Commission available at sec.gov.

(b)Such Principal Shareholder has extensive knowledge and experience in financial matters, business matters and investments to be capable of evaluating the merits and risks of an unregistered investment, such as an investment in KMG, and has evaluated the merits and risks of such an investment and has understood the merits and risks of such an investment.  Such Principal Shareholder has independently determined the acceptability of an investment in KMG.

(c)Such Principal Shareholder acknowledges that an investment in the Common Stock is suitable and consistent with such Principal Shareholder’s investment program and that such Principal Shareholder’s financial position enables such Principal Shareholder to bear the risks of this investment.

(d)Such Principal Shareholder understands that the offer and sale of the Common Stock have not been reviewed, approved or disapproved by the Securities and Exchange Commission or any other Governmental Body. Such Principal Shareholder understands that the Common Stock is being offered and sold to it in reliance on Section 4(a)(2) and/or Regulation D, which are exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), as well as exemptions from the registration requirements of state securities laws and that KMG is relying in part upon the truth and accuracy of, and such Principal Shareholder’s compliance with, the representations, warranties, agreements, acknowledgments, and understandings of such Principal Shareholder set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of such Principal Shareholder to acquire the Common Stock in compliance with such laws.  Such Principal Shareholder acknowledges that neither KMG nor any other Person acting on its behalf has offered to sell any of the Common Stock to such Principal Shareholder by means of any form of general solicitation or advertising, including, without limitation, (i) any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.  Such Principal Shareholder has not taken any action that would result in the offering of the Common Stock pursuant to this Agreement being treated as a public offering rather than a valid private offering under the law.

(e)Such Principal Shareholder is aware that the Common Stock subscribed for cannot be resold or otherwise transferred except in compliance with all federal and state securities laws.  Such Principal Shareholder understands and hereby acknowledges that KMG is under no obligation to register the Common Stock under the Securities Act or any state securities or “blue sky” laws (“Blue Sky Laws”).  Such Principal Shareholder consents that KMG may, if it desires, permit the transfer of the Common Stock out of such Principal Shareholder’s name only when such Principal Shareholder’s request for transfer is accompanied by an opinion of counsel reasonably satisfactory to KMG that neither the sale nor the proposed transfer results in a violation of the Securities Act or any applicable Blue Sky Laws.

(f)Such Principal Shareholder represents and warrants that the Common Stock being subscribed for is being acquired solely for Such Principal Shareholder’s own account, for investment purposes only, and not for resale, distribution, subdivision, or fractionalization thereof.

6.5Litigation.  There are no Legal Proceedings pending or, to the knowledge of such Principal Shareholder, threatened that are reasonably likely to prohibit or restrain the ability of such Principal Shareholder to enter into this Agreement or consummate the Transactions.

6.6Financial Advisors.  Except as set forth on Schedule 6.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Principal Shareholder in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof.

Article VII

REPRESENTATIONS AND WARRANTIES OF KMG

KMG hereby represents and warrants to Val-Tex that:

7.1Organization and Good Standing.

KMG is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Disappearing Sub and Surviving Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.

7.2Authorization of Agreement. Each of KMG, Disappearing Sub and Surviving Sub (each, a “KMG Entity”) has full corporate or limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such KMG Entity in connection with the consummation of the Transactions (the “KMG Documents”), and to consummate the Transactions.  The execution, delivery and performance by each KMG Entity of this Agreement and each KMG Document have been duly authorized by all necessary corporate or limited liability company action on behalf of such KMG Entity.  This Agreement has been, and each KMG Document will be at or prior to the Closing, duly executed and delivered by each KMG Entity and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each KMG Document when so executed and delivered will constitute, the legal, valid and binding obligation of such KMG Entity, enforceable against such KMG Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

7.3Conflicts; Consents of Third Parties.

(a)Except as set forth on Schedule 7.3 hereto, none of the execution and delivery by any KMG Entity of this Agreement and of the KMG Documents, the consummation of the Transactions, or the compliance by such KMG Entity with any of the provisions hereof or thereof will (i) conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (A) the certificate of formation, bylaws or other organizational documents of such KMG Entity; (B) any Contract or Permit to which such KMG Entity is a party or by which any of the properties or assets of such KMG Entity are bound; (C) any Order of any Governmental Body applicable to such KMG Entity or by which any of the properties or assets of such KMG Entity are bound; or (D) any applicable Law; or (ii) result in the creation or imposition of any Lien other than Permitted Exceptions on Val-Tex.

(b)No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any KMG Entity in connection with the execution and delivery of this Agreement or the KMG Documents or the compliance by such KMG Entity with any of the provisions hereof or thereof, except for such consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on the ability of such KMG Entity to consummate the Transactions.

7.4Litigation. There are no Legal Proceedings pending or, to the Knowledge of KMG, threatened that are reasonably likely to prohibit or restrain the ability of any KMG Entity to enter into this Agreement or consummate the Transactions.

7.5Shares. Assuming that the representations and warranties of Val-Tex contained in Section 5.3(a) and of the Principal Shareholders contained in Section 6.4 are true and correct, the Reverse Merger, the issuance of the Stock Merger Consideration to the Shareholders in connection therewith is not required to be registered under the Securities Act. KMG has full legal right and authority to issue the shares as contemplated by this Agreement.  When issued to the Val-Tex Shareholders pursuant to this Agreement, the shares of KMG will be (a) duly authorized and validly issued, (b) fully paid and non-assessable, (c) free and clear of liens or encumbrances or restrictions (other than restrictions on resale under the Securities Act) and (d) issued in compliance with the organizational documents of KMG and all applicable federal and state securities Laws, rules and regulations and stock exchange rules and regulations.

7.6Disclosure. KMG has filed all forms, reports and documents required to be filed by it pursuant to applicable securities laws since December 31, 2013 (collectively, the “KMG Reports”).  As of their respective dates, the KMG Reports (i) were prepared in accordance with the applicable requirements of NYSE, the Securities Act, the Securities and Exchange Act of 1934, as amended, and in each case, the rules and regulations thereunder, and complied with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each of the consolidated balance sheets included in the KMG Reports (including the related notes and schedule) fairly presents in all material respects the consolidated financial position of Company and its subsidiaries as of its respective date and each of the consolidated income statements, consolidated statements of changes in stockholders equity and consolidated statements of cash flows included in the KMG Reports (including any related notes and schedules) fairly presents in all material respects the income, changes in stockholders equity and cash flows, as the case may be, of KMG and its subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

7.7Financial Advisors. Except as set forth on Schedule 7.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any KMG Entity in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof.

Article VIII

COVENANTS

8.1Access to Information. Val-Tex shall afford to KMG and its accountants, counsel, financial advisors and other representatives, and to prospective financing sources, investors and placement agents and each of their respective representatives, full access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to its properties and facilities, books, records, contracts, and financial information and, during such period, shall furnish promptly such information concerning Val-Tex, and the properties and personnel of Val-Tex as KMG shall reasonably request; provided, that, such investigation shall not unreasonably disrupt Val-Tex’s operations.  Prior to the Closing, Val-Tex shall generally keep KMG informed as to all material matters involving the operation of Val-Tex.  Val-Tex shall authorize and direct the appropriate officers, directors, managers and Employees of Val-Tex to discuss matters involving Val-Tex, as the case may be, with representatives of KMG.  Prior to the Closing, all nonpublic information provided to, or obtained by, KMG in connection with the Transactions shall be “Confidential Information” for purposes of the Non-Disclosure Agreement dated ______ between KMG and Val-Tex (the “Confidentiality Agreement”), the terms of which shall continue in force until the Closing; provided, that KMG and Val-Tex may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby.

8.2Conduct of the Business Pending the Closing.

(a)Except as otherwise expressly provided by this Agreement or with the prior written consent of KMG, between the date hereof and the Closing, Val-Tex shall and each Principal Shareholder shall cause Val-Tex to:

(i)conduct the Business only in the Ordinary Course of Business;

(ii)use its commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and Employees) and goodwill of Val-Tex and (B) preserve the present relationships with Persons having business dealings with Val-Tex (including clients, customers and suppliers and service providers);

(iii)maintain (A) all of the assets and properties of, or used by, Val-Tex in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the properties and assets of Val-Tex in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)(A) maintain the books, accounts and records of Val-Tex in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations of Val-Tex; and

(v)comply in all material respects with all applicable Laws.

(b)Without limiting the generality of the foregoing, except as set forth in Section 2.1(d) and except with the prior written consent of KMG, Val-Tex shall not and each Principal Shareholder shall cause Val-Tex not to:

(i)declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of or other securities of, or other ownership interests in, Val-Tex or repurchase, redeem or otherwise acquire any outstanding equity interests or other securities of, or other ownership interests in, Val-Tex;

(ii)transfer, issue, sell, pledge, encumber or dispose of the equity interests or other securities of, or other ownership interests in, Val-Tex, or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests or other securities of, or other ownership interests in, Val-Tex;

(iii)effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of Val-Tex, or amend the terms of any outstanding securities of Val-Tex;

(iv)amend the certificate of formation or bylaws or equivalent organizational or governing documents of Val-Tex;

(v)(A) increase the salary or other compensation of any director, manager, officer or Employee, except for normal year-end increases in the Ordinary Course of

Business (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, Employee or consultant, provided, however, prior to the Closing Date, or in connection therewith, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, managers, officers, Employees, agents or representatives of Val-Tex or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors, managers or officers of Val-Tex (or amend any such agreement) to which Val-Tex is a party;

(vi)(A) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness, other than accounts payable in the Ordinary Course of Business; (B) except in the Ordinary Course of Business or in connection with and immediately prior to Closing, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness of Val-Tex; or (C) modify the terms of any Indebtedness or other Liability;

(vii)subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, Val-Tex;

(viii)acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of, or used by, Val-Tex, other than for fair consideration in the Ordinary Course of Business;

(ix)enter into or agree to enter into any merger or consolidation with any Person, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person;

(x)cancel or compromise any debt or claim or waive or release any material right of Val-Tex except in the Ordinary Course of Business;

(xi)enter into any commitment for capital expenditures of Val-Tex in excess of $10,000 for any individual commitment and $20,000 for all commitments in the aggregate;

(xii)enter into, modify or terminate any labor or collective bargaining agreement of Val-Tex or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization with respect to Val-Tex;

(xiii)introduce any material change with respect to the operation of Val-Tex, including any material change in the types, nature, composition or quality of its products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products or change its pricing, discount, allowance or return policies or grant any pricing, discount, allowance or return terms for any customer or supplier not in accordance with such policies;

(xiv)enter into any transaction or enter into, modify or renew any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business;

(xv)except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Affiliate or related Person;

(xvi)make a change in its accounting or Tax reporting principles, methods or policies;

(xvii)(i) make, change or revoke any Tax election, settle or compromise any Tax claim or Liability or enter into a settlement or compromise, or change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes, or (ii) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice and Val-Tex shall have provided KMG a copy thereof (together with supporting papers) at least three Business Days prior to the due date thereof for KMG to review and approve (such approval not to be unreasonably withheld or delayed);

(xviii)enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of Val-Tex to compete with or conduct any business or line of business in any geographic area or solicit the employment of any Persons;

(xix)terminate, amend, restate, supplement, abandon or waive any rights under any (A) Material Contract, other than in the Ordinary Course of Business or (B) Permit;

(xx)settle or compromise any pending or threatened Legal Proceeding or any claim or claims;

(xxi)change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other Liabilities;

(xxii)take any action which would adversely affect the ability of the parties to consummate the Transactions;

(xxiii)fail to pay any required maintenance or other similar fees or otherwise fail to make required filings or payments required to maintain and further prosecute any applications for registration of Intellectual Property; or

(xxiv)agree to do anything (A) prohibited by this Section 8.2, (B) which would make any of the representations and warranties of Val-Tex or the Principal Shareholders in this Agreement or any of the Principal Shareholder Documents or Val-Tex Documents untrue or incorrect in any material respect or could result in any of the conditions to the

Closing not being satisfied or (C) that would be reasonably expected to have a material adverse effect on the Business.

8.3Consents. Val-Tex shall use its commercially reasonable efforts to obtain at the earliest practicable date (a) all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Body, required to consummate, or in connection with, the Transactions, including the consents, waivers, approvals and notices listed on Schedule 5.6(b) and (b) all estoppel certificates reasonably requested by KMG; provided that KMG agrees that Val-Tex shall have no Liability to KMG arising out of or relating to the failure to obtain consents, approvals or waivers that may be required in connection with the Transactions or the termination of a Contract as a result thereof.  Notwithstanding the foregoing, no such consents, waivers, approvals, notices, or estoppel certificates are conditions precedent to KMG’s obligation to consummate the Transactions except for those set forth on Schedule 8.3 (the “Required Consents”). All such consents, waivers, approvals, notices, and estoppel certificates shall be in writing and in form and substance satisfactory to KMG and include those specific conditions set forth on Schedule 8.3. Executed counterparts of such consents, waivers, approvals, and estoppel certificates shall be delivered to KMG promptly after receipt thereof, and copies of such notices shall be delivered to KMG promptly after the making thereof.

8.4Governmental Consents and Approvals.  Each of Val-Tex and KMG shall use its commercially reasonable efforts to obtain at the earliest practical date all consents, waivers, approvals, Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Bodies which are required to consummate, or in connection with, the Transactions, including the consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notices listed on Schedule 5.6(b); provided that KMG agrees that Val-Tex shall have no Liability to KMG arising out of or relating to the failure to obtain consents, waivers, approvals, Orders, Permits, authorizations or declarations that may be required in connection with the Transactions or the termination of a Contract as a result thereof.  Notwithstanding the foregoing, no such consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notices are conditions precedent to KMG’s obligation to consummate the Transactions except for those set forth on Schedule 8.4 (the “Required Governmental Consents”).

8.5Further Assurances.  Subject to, and not in limitation of, Sections 8.3 and 8.4, each of Val-Tex and KMG shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the Transactions and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions. KMG further agrees to make commercially reasonable efforts to collect the outstanding accounts receivables distributed to the Val-Tex shareholders listed on Schedule 8.5 (the “Listed Shareholders”) prior to the Closing (the “Distributed Receivables”) and upon collection of the Distributed Receivables, remit the same to the Listed Shareholders within ten (10) Business Days. Notwithstanding the foregoing, KMG does not guarantee the collection of the Distributed Receivables and any risk of non-payment of such receivables shall accrue to the Listed Shareholders.

8.6Publicity. Neither Val-Tex nor KMG shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of KMG or Val-Tex, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which KMG lists securities (subject to KMG providing Val-Tex for any such announcement to be made in writing, with a draft of such announcement prior to making such announcement, and providing Val-Tex an opportunity to comment thereon before such announcement is made), provided, that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

8.7Approval of Merger Agreement.

(a)Val-Tex shall take all action necessary to convene and hold a meeting of Val-Tex’s shareholders (the “Shareholders’ Meeting”), to be held on or before April 30, 2015 (but no sooner than 21 days after notice of the Shareholders’ Meeting is given) for the purpose of approving: (i) the adoption of this Agreement, and (ii) the approval of the Reverse Merger (collectively, the “Required Proposals”).  Val-Tex will use its reasonable best efforts to solicit from its shareholders proxies in favor of the Required Proposals and will take all other action necessary or advisable to obtain such approvals and to secure the requisite affirmative vote of its shareholders. In each case, Val-Tex (A) shall consult with KMG regarding the date of the Shareholders’ Meeting, and (B) shall not postpone or adjourn the Shareholders’ Meeting without the prior written consent of KMG; provided, however, that Val-Tex may, and Val-Tex shall upon the request of KMG, adjourn or postpone the Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy is provided to Val-Tex’s shareholders in advance of a vote on the Required Proposals or if, as of the time for which the Shareholders’ Meeting is originally scheduled, there are insufficient Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting. Val-Tex shall call, notice, convene, hold and conduct the Shareholders’ Meeting, and solicit proxies in connection with the Shareholders’ Meeting, in compliance with the TBOC, its certificate of formation and bylaws, and all other applicable laws and regulations.

(b)The board of directors of Val-Tex shall recommend that Val-Tex’s shareholders vote in favor of and adopt and approve the Required Proposals; the Proxy shall include a statement to the effect that the board of directors of Val-Tex has recommended that Val-Tex’s shareholders vote in favor of and adopt and approve the Required Proposals at the Shareholders’ Meeting; and neither the board of directors of Val-Tex nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Transactions, the recommendation of the board of directors of Val-Tex that Val-Tex’s shareholders vote in favor of and adopt and approve the Required Proposals.

(c)At the Shareholders’ Meeting, each Principal Shareholder shall vote all of his Shares or cause his Shares to be voted: (i) in favor of (1) each of the Required Proposals and (2) any other actions properly presented to holders of shares of capital stock of Val-Tex in furtherance of the Merger Agreement, the Reverse Merger and the other actions and transactions contemplated by the Merger Agreement; and (ii) against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or consummation of the Reverse Merger and the other transactions contemplated by the Merger Agreement.

8.8No Solicitation.

(a)From and after the date of this Agreement until the Closing or termination of this Agreement, Val-Tex shall not, nor shall it authorize or permit its officers, directors, affiliates, Employees or consultants or any investment banker, attorney, advisor or other agent or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any Acquisition Proposal, (ii) continue or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage or participate in discussions with any Person regarding any Acquisition Proposal.

(b)Val-Tex shall immediately cease, and shall cause any Person acting on its behalf to cease, and cause to be terminated any existing discussions or negotiations with any third party conducted heretofore with respect to any Acquisition Proposal and shall request any such third parties in possession of confidential information about Val-Tex that was furnished by or on behalf of Val-Tex to return or destroy all such information in the possession of such third party or the agent or advisor of such third party.

8.9Directors’ and Officers’ Indemnification and Insurance.

(a)For six years after the Closing, the Final Surviving Entity shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer or director of Val-Tex (each an “Indemnified Party”), who was or is made or is threatened to be made a party or is otherwise involved in any Legal Proceeding against all losses, damages, Liabilities, fees and expenses (including reasonable fees and disbursements of counsel and experts and judgments, fines, losses, claims, Liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of the Final Surviving Entity, which will not be unreasonably withheld)) actually and reasonably incurred by the Indemnified Party because the Indemnified Party is or was a director or officer of Val-Tex pertaining to any act or omission existing or occurring at or prior to the Closing including any act or omission relating to this Agreement or the Transactions (the “Indemnified Liabilities”) to the full extent permitted under Texas law or Val-Tex’s certificate of formation and bylaws as in effect immediately prior to Closing. If an Indemnified Party makes or asserts any claim for Indemnified Liabilities, any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the TBOC shall be made by independent counsel mutually acceptable to the Final Surviving Entity and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Indemnified Party.  If any claim or claims are brought against any Indemnified Party (whether arising before or after the Closing), such Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to the Final Surviving Entity.

(b)The Final Surviving Entity shall promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any such Legal Proceeding described above, as such expenses are incurred, to the fullest extent permitted by the TBOC, subject to the receipt by the Final Surviving Entity of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Final Surviving Entity.

8.10Related Party Transactions. On or prior to the Closing Date, Val-Tex shall (a) terminate all Contracts with any Shareholder or its Affiliates (other than (i) those Contracts set forth on Schedule 8.10 and (ii) Contracts between Val-Tex and its officers and Employees and Contracts, the continuation of which, KMG has approved in writing) and (b) deliver releases executed by such Affiliates with whom Val-Tex has terminated such Contracts pursuant to this Section 8.10 providing that no further payments are due, or may become due, under or in respect of any such terminated Contracts; provided, that in no event shall Val-Tex pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release.

8.11Resignation of Officers and Directors. Val-Tex shall cause each of the Employees, officers and directors of Val-Tex listed on Schedule 8.11 to submit a letter of resignation in a form approved by KMG effective on or before the Closing Date.

8.12Offered Business. KMG agrees that if it determines to sell all or any portion of the ownership of Final Surviving Entity or other successor entity, or sell substantially all the lubricants business of Final Surviving Entity owned as of the Final Effective Time (the “Offered Business”) within five years of the Final Effective Time, except where the determination results from a bona fide unsolicited third party offer (“Unsolicited Offer”), KMG shall provide written notice (“Sale Notice”) to Leonard of such determination.  Leonard shall indicate in writing within 10 days of receipt of the Sales Notice whether he is interested in a possible purchase of the Offered Business.  If Leonard does not respond that he is interested in a possible purchase of the Offered Business in the 10‑day period, the parties shall have no further rights or obligations with respect to a possible purchase of the Offered Business.  If Leonard responds that he is interested in a possible purchase of the Offered Business in the 10‑day period, Final Surviving Entity and KMG will not, directly or indirectly, offer the Offered Business to any third party, except where such transaction results from an Unsolicited Offer, until 30 days after the Sale Notice.  Final Surviving Entity shall not be obligated to give a Sale Notice more than once during the 5‑year period after the Final Effective Time.  Final Surviving Entity shall not be obligated to give a Sale Notice, and the provisions of this paragraph will not apply, (a) where the Offered Business is to be sold in connection with an Unsolicited Offer, (b) at any time after Final Surviving Entity has made an acquisition of any business from a third party, including any acquisition of a lubricants business, or (c) where the Offered Business is to be sold as part of the sale of KMG, whether that sale is effected through a sale of all or substantially all of KMG’s assets or the acquisition of all or a substantial portion of KMG’s securities by means of a tender offer, stock purchase, stock exchange, merger, consolidation or otherwise.  Except as described in this Agreement as may be mutually agreed in written agreements entered into after the Sale Notice, neither Leonard, Final Surviving Entity nor KMG will have any obligation with respect to a possible sale of the Offered Business.

8.13Notification.  Prior to the Closing, Val-Tex shall promptly notify KMG in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach or inaccuracy of any of Val-Tex’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach or inaccuracy of any such representation or warranty had that representation or warranty been made of the time of the occurrence of, or Val-Tex’s discovery of, such fact or condition.  Prior to the Closing, Val-Tex also shall promptly notify KMG of the occurrence of any breach of any covenant of Val-Tex in this Article VIII or of the occurrence of any event that may make the satisfaction of the conditions in Article X impossible.

Article IX

SHAREHOLDERS’ REPRESENTATIVE

9.1Shareholder’s Representative.

(a)The Shareholders’ Representative is hereby appointed, authorized and empowered to act as a representative for the benefit of the holders of the Shares (which for purposes of this Section 9.1 shall not include Disappearing Sub or KMG or holders of Dissenting Shares), as the exclusive agent and attorney-in-fact to act on behalf of each such holder of the Shares, in connection with and to facilitate the consummation of the transactions contemplated hereby and any post-Closing matters, including, without limitation, Article XI, which shall include the power and authority:

(i)subject to Section 9.1(e), to execute and deliver such waivers and consents in connection with this Agreement and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein as the Shareholders’ Representative, in its sole discretion, may deem necessary or desirable;

(ii)as representative, to enforce and protect the rights and interests of the holders of the Shares (including the Shareholders’ Representative, in his capacity as a Shareholder in Val-Tex) and to enforce and protect the rights and interests of the Shareholders’ Representative arising out of or under or in any manner relating to this Agreement and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought under Article XI hereof and Reverse Merger Consideration adjustments pursuant to Section 2.5), and to take any and all actions that the Shareholders’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the holders of the Shares, including, without limitation, asserting or pursuing any Legal Proceeding against KMG, Disappearing Sub and/or the Final Surviving Entity, defending any Third-Party Claims or claims by the KMG Indemnified Parties, consenting to, compromising or settling any such claims, conducting negotiations with KMG, the Final Surviving Entity and their respective representatives regarding such claims, and, in connection therewith, to (A) assert any Legal Proceeding or investigation; (B) investigate, defend, contest or litigate any claim initiated by KMG, the Final Surviving Entity or any other Person, or by any Governmental Body against the Shareholders’ Representative and any of the holders of the Shares, and receive process on behalf of any or all holders of the Shares in any such claim and compromise or settle on such terms as the Shareholders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim; (C) file any proofs of debt, claims and petitions as the Shareholders’ Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such Legal Proceeding, it being understood that the Shareholders’ Representative shall not have any obligation to take any such actions, and shall not have any Liability for any failure to take any such actions;

(iii)to refrain from enforcing any right of the holders of the Shares or any of them and/or the Shareholders’ Representative arising out of or under or in any manner relating to this Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Shareholders’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Shareholders’ Representative or by the holders of the Shares unless such waiver is in writing signed by the waiving party or by the Shareholders’ Representative; and

(iv)to make, execute, acknowledge and deliver this Agreement, all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Shareholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Transactions and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith, including retaining counsel, accountants and other experts and incurring fees and expenses.

(b)The Shareholders’ Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder.  In connection with this Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Shareholders’ Representative hereunder, (i) the Shareholders’ Representative shall incur no responsibility whatsoever to any holders of the Shares by reason of any error in judgment or other act or omission performed or omitted under this Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act that represents willful misconduct or gross negligence, and (ii) the Shareholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Shareholders’ Representative pursuant to such advice shall in no event subject the Shareholders’ Representative to Liability to any holders of the Shares.  Without prejudice to the foregoing, the Shareholders’ Representative shall have no Liability in respect of any Legal Proceeding brought against the Shareholders’ Representative by any holder of the Shares if the Shareholders’ Representative took or omitted taking any action in good faith.  Each holder of the Shares shall indemnify, pro rata based upon such holder’s portion of the aggregate Reverse Merger Consideration, the Shareholders’ Representative against all losses, damages, Liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any Legal Proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Shareholders’ Representative hereunder or otherwise.  The foregoing indemnification shall not apply in the event of any Legal Proceeding that finally adjudicates the Liability of the Shareholders’ Representative hereunder for its willful misconduct.  In the event of any indemnification hereunder, upon written notice from the Shareholders’ Representative to the holders of Shares as to the existence of a deficiency toward the payment of any such indemnification amount and the Shareholders’ Representative providing a reasonably detailed description as to such deficiency, each holder of Shares shall promptly deliver to the Shareholders’ Representative full payment of his ratable share of the amount of such deficiency based upon such holder’s pro rata portion of the aggregate Reverse Merger Consideration.

(c)All of the indemnities, immunities and powers granted to the Shareholders’ Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement.

(d)KMG, Disappearing Sub, Surviving Sub and Final Surviving Entity shall have the right to rely upon all actions taken or omitted to be taken by the Shareholders’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the holders of the Shares.  Nothing in this Section 9.1 shall alter the obligations or rights of KMG or the Final Surviving Entity found in the rest of this Agreement, it being understood that the obligations of such parties under this Section 9.1 are limited to KMG’s payment of the Reverse Merger Consideration.

(e)Notwithstanding the other provisions of this Section 9.1, other than the last sentence of Section 9.1(d), unless the affected holder consents in writing, the Shareholders’ Representative shall not agree to any amendments or modifications of, and shall not execute and deliver any waivers or consents in connection with, this Agreement or the other agreements and documents referred to herein or therein, that (i) does not treat all holders of a particular series or class of the Shares equally in all material respects, (ii) increases the indemnity obligations of the holders of the Shares referenced in Sections 11.2 and 11.6, or (iii) increases the Indemnity Holdback.

(f)Subject to Section 9.1(e), the Share Surrender Forms shall include the provisions contained in Section 9.1(a) and Section 9.1(b) with such changes, additional terms, conditions, representations, warranties, releases, waivers, covenants, indemnities, consents and appointments as the Shareholders’ Representative either reasonably requests or deems necessary or appropriate for the consummation of the Transactions.

(g)The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any holder of the Shares; and (ii) shall survive the consummation of the transactions contemplated herein.

(h)Should the Shareholders’ Representative resign or be unable to serve, either (A) the Shareholders’ Representative shall appoint a single substitute agent to take on the responsibility of the Shareholders’ Representative hereunder or (B) if Fred C. Leonard III is unable to make such appointment, Councill shall appoint a single substitute agent to take on the responsibility of the Shareholders’ Representative hereunder, whose appointment shall be effective on the date of the Shareholders’ Representative’s resignation or incapacity.

(i)The provisions of this Section 9.1 are (i) intended to be for the benefit of, and shall be enforceable by, the Shareholders’ Representative and such Person’s heirs, representatives, successors or assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 9.1, and (ii) in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

Article X

CONDITIONS TO CLOSING

10.1Conditions Precedent to Obligations of the KMG Entities. The obligations of the KMG Entities to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by KMG in whole or in part to the extent permitted by applicable Law):

(a)the representations and warranties of Val-Tex and each Principal Shareholder set forth in this Agreement or any certificate or other document furnished or to be furnished to KMG pursuant to this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)Val-Tex and each Principal Shareholder shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Val-Tex or such Principal Shareholder on or prior to the Closing Date;

(c)At the Shareholders’ Meeting, the Val-Tex shareholders shall have approved the Required Proposals by at least a two-thirds vote as required by the TBOC;

(d)KMG shall have received a certificate signed by Val-Tex and each Principal Shareholder, in form and substance reasonably satisfactory to KMG, dated as of the Closing Date, to the effect that each of the conditions specified above in Sections 10.1(a)-(c) have been satisfied in all respects;

(e)there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(f)Val-Tex shall have delivered all of the Required Consents and Required Governmental Consents to KMG at or prior to the Closing;

(g)Val-Tex shall have delivered a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Val-Tex certifying that attached thereto are true and complete copies of (i) the certificate of incorporation of Val-Tex (certified by the Secretary of State of Texas as of a date no more than five days prior to the Closing Date, (ii) the bylaws of Val-Tex, and (iii) all resolutions adopted by the board of directors and shareholders of Val-Tex authorizing the execution, delivery and performance of this Agreement, the other documents contemplated by the Transactions, and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions;

(h)Val-Tex shall have delivered all instruments and documents (including payoff letters) necessary to release any and all Liens on Val-Tex, including appropriate UCC financing statement amendments (termination statements);

(i)there has not been, nor would there reasonably be expected to be, any material adverse change in the business, operations, assets, results of operations or condition (financial or otherwise) of Val-Tex;

(j)Val-Tex shall provide a certificate certifying that it is not a U.S. real property holding company as determined for purposes of Section 1445 of the Code;

(k)Val-Tex shall have entered into noncompetition agreements and employment letters with the Persons listed on Schedule 1.10(k) on terms acceptable to KMG;

(l)Each of the directors of Val-Tex shall have delivered a Resignation in the form of Exhibit A; and

(m)Each of the officers and directors of Val-Tex who is no longer to be an officer or director of the Final Surviving Entity shall have delivered a Release in the form of Exhibit B; and

(n)Val-Tex shall have delivered, or caused to be delivered, to KMG such other documents as KMG may reasonably request.

10.2Conditions Precedent to Obligations of Val-Tex and the Principal Shareholders. The obligations of Val-Tex and the Principal Shareholders to consummate the

Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Val-Tex in whole or in part to the extent permitted by applicable Law):

(a)the representations and warranties of KMG set forth in this Agreement or any certificate or other document furnished or to be furnished to Val-Tex pursuant to this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)KMG shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by KMG on or prior to the Closing Date;

(c)At the Shareholders’ Meeting, the Val-Tex shareholders shall have approved the Required Proposals by at least a two-thirds vote as required by the TBOC;

(d)there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; and

(e)KMG shall have provided the Reverse Merger Consideration to the Paying Agent.

Article XI

INDEMNIFICATION

11.1Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Val-Tex Document, Principal Shareholder Document or KMG Document shall survive the Closing (as applicable, the “Survival Period”) through and including the 18-month anniversary of the Closing Date (the “General Survival Period”); provided, that (a) the representations and warranties of Val-Tex and each Principal Shareholder contained in Sections 5.1, 5.2, 5.3, 5.8, 5.21, 6.1, 6.2, 6.3 and 6.6 (collectively, the “Fundamental Representations”) shall survive indefinitely following the Closing Date and (b) the representations and warranties of Val-Tex and the Principal Shareholders in Sections 5.10 and 5.19 shall survive for a period of 60 days following the expiration of the applicable statute of limitations relating thereto.  Notwithstanding the foregoing or any other generally applicable statute of limitations, any obligations under Sections 11.2(a)(i) and 11.2(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 11.3(a) before the termination of the applicable Survival Period.  All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for such shorter period expressly provided therein.

11.2Indemnification.

(a)From and after the Closing, subject to Sections 11.1 and 11.4 hereof, each Principal Shareholder hereby agrees to jointly and severally indemnify and hold KMG and its Affiliates and their respective directors, managers, officers, employees, equity holders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “KMG Indemnified Parties”) harmless from and against, and pay to the applicable KMG Indemnified Parties the amount of, any and all losses, Liabilities, claims, obligations, deficiencies, demands, judgments, damages (excluding any punitive damages, except to the extent arising from a Third Party Claim), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees and including those arising under Environmental Law), whether or not involving a Third Party Claim or Legal Proceeding (individually, a “Loss” and, collectively, “Losses”) to the extent based upon, attributable to or resulting from:

(i)any breach or inaccuracy of the representations or warranties made by such Principal Shareholder or Val-Tex in this Agreement or any certificate or other document furnished or to be furnished to KMG pursuant to this Agreement;

(ii)any breach of any covenant or other agreement on the part of such Principal Shareholder or Val-Tex under this Agreement; or

(iii)any Losses incurred because of a claim arising out of (A) the settlement and distribution of assets prior to Closing as described in Schedule 2.1(d) or (B) any of the assets and liabilities distributed in accordance with to Section 2.1(d).

THIS INDEMNITY OBLIGATION SHALL INCLUDE, WITHOUT LIMITATION, (I) ANY CLAIMS RESULTING FROM THE NEGLIGENCE OR ALLEGED NEGLIGENCE OF ANY INDEMNITEE AND (II) STATUTORY AND COMMON LAW NEGLIGENCE AND STRICT LIABILITY CLAIMS AS WELL AS NEGLIGENCE, STRICT LIABILITY, AND ALL OTHER CLAIMS ARISING UNDER ENVIRONMENTAL LAWS, INCLUDING WITHOUT LIMITATION THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT.

(b)From and after the Closing and subject to Sections 11.1 and 11.4, KMG hereby agrees to indemnify and hold each Principal Shareholder and their respective Affiliates, equity holders, directors, officers, employees, members, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Val-Tex Indemnified Parties”) harmless from and against, and pay to the applicable Val-Tex Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from:

(i)any breach or inaccuracy of the representations or warranties made by a KMG Entity in this Agreement or any certificate or other document furnished or to be furnished to Val-Tex pursuant to this Agreement; or

(ii)any breach of any covenant or other agreement on the part of any KMG Entity under this Agreement.

11.3Indemnification Procedures.

(a)Any payment a Principal Shareholder is obligated to make to any KMG Indemnified Parties pursuant to this Article XI shall be paid first, to the extent there are sufficient funds in the Indemnity Holdback, by release of funds to the KMG Indemnified Parties from the Indemnity Holdback by KMG within five (5) Business Days after the date notice of any sums due and owing is given to the Shareholders’ Representative (with a copy to KMG) by the applicable KMG Indemnified Party and shall accordingly reduce the Indemnity Holdback and, second, to the extent the Indemnity Holdback is insufficient to pay any remaining sums due, then the Principal Shareholders shall be required to pay all of such additional sums due and owing to the KMG Indemnified Parties by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.  On the expiration of the General Survival Period, KMG shall release the Indemnity Holdback (to the extent not utilized to pay KMG for any indemnification claim) to the Shareholders, except that the KMG shall retain an amount (up to the total amount then held by the KMG) equal to the amount of claims for indemnification under this Article XI asserted prior to the expiration of the General Survival Period but not yet resolved (“Unresolved Claims”).  The Indemnity Holdback retained for Unresolved Claims shall be released by KMG (to the extent not utilized to pay KMG for any such claims resolved in favor of KMG) upon their resolution in accordance with this Article XI.

(b)A claim for indemnification for Losses for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought.

(c)In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Sections 11.2 and 11.6 (regardless of the limitations set forth in Section 11.4) (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party (the Shareholders’ Representative if the Principal Shareholders are the indemnifying party).  The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual material loss and prejudice as a result of such failure.  Subject to the provisions of this Section 11.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within 20 days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim.  Each party hereto agrees to provide reasonable access to each other party to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim.  Notwithstanding anything in this Section 11.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the prior written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all Liability in respect of the Third Party Claim and such settlement or compromise does not lead to the creation of a financial or other obligation on the part of the indemnified party.  If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(d)After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party.

11.4Limitations on Indemnification for Breaches or Inaccuracies of Representations and Warranties.

(a)An indemnifying party shall not have any Liability under Section 11.2(a)(i) or Section 11.2(b)(i) hereof unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable hereunder exceeds $75,000 (the “Deductible”).

(b)Neither the Principal Shareholders (in the aggregate) nor KMG shall be required to indemnify any Person under Section 11.2(a)(i) or 11.2(b)(i) for an aggregate amount of Losses exceeding $1,500,000 (the “Cap”).

(c)Notwithstanding the foregoing, the limitations set forth in Sections 11.4(a) and 11.4(b) shall not apply to Losses based upon, arising out of, or with respect to or by reason of any inaccuracy in or breach of (i) any Fundamental Representation, or (ii) in the case of fraud or intentional misconduct.

11.5Exclusive Remedies.  The parties acknowledge and agree that, except in the case of fraud or intentional misrepresentation, their sole and exclusive remedy for monetary relief with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Section 11.2.  In furtherance of the foregoing, except in the case of fraud or intentional misrepresentation, each party to this Agreement, on behalf of itself, its Affiliates and assigns, hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for monetary relief with respect to any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Section 11.2.

11.6Tax Matters.

(a)Federal Income Tax Treatment.  Immediately prior to and as of the Initial Effective Time, KMG and Val-Tex are each taxed as a subchapter C corporation, and the Disappearing Sub and Surviving Sub are each taxed as a disregarded entity, for federal income tax purposes.  Pursuant to Revenue Ruling 2001-46, the parties hereto intend to treat the Reverse Merger and the Forward Merger as an acquisition, by KMG, of Val-Tex's assets through a single statutory merger that qualifies as a reorganization under Section 368(a)(1)(A) of the Code.  Accordingly at the Final Effective Time, Val-Tex shall be treated as having merged into KMG in a reorganization under Section 368(a)(1)(A) of the Code.  At and immediately following the Final Effective Time of the Merger, KMG shall be treated as a C corporation for federal income tax purposes and the Surviving Sub shall be treated as a disregarded entity for federal income tax purposes.  The parties agree to report the merger consistent with this Section 11.6(a) for federal income tax purposes.

(b)Tax Indemnification.  Each Principal Shareholder, jointly and severally, hereby agrees to be liable for and to indemnify and hold the KMG Indemnified Parties harmless from and against, and pay to the KMG Indemnified Parties the amount of, any and all Losses respect of (i) all Taxes of Val-Tex (A) for any taxable period ending on or before the Closing Date, and (B) for the portion of any Straddle Period ending at the close of business on the Closing Date (determined as provided in Section 11.6(d)); (ii) any and all Taxes imposed on any member of a consolidated, combined or unitary group of which Val-Tex is or was a member on or prior to the Closing Date, by reason of the Liability of Val-Tex, pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law); (iii) the failure of any of the representations and warranties contained in Section 5.10 to be true and correct in all respects (determined without regard to any qualification related to materiality contained therein) or the failure to perform any covenant contained in this Agreement with respect to Taxes; (iv) any failure by such Principal Shareholder to timely pay any and all Taxes required to be borne by such Principal Shareholder pursuant to Section 11.6(e).

(c)Filing of Tax Returns; Payment of Taxes.

(i)Val-Tex shall timely file all Returns required to be filed by it that are due on or prior to the Closing Date and shall pay or cause to be timely paid all Taxes shown due thereon.  All Tax Returns described in this Section 11.6(b)(i) shall be prepared in a manner consistent with prior practice.

(ii)The Shareholders’ Representative shall cause to be prepared and KMG shall timely file all Tax Returns required to be filed by Val-Tex for all periods that end on or before the Closing Date and are due after the Closing Date and, subject to the right to payment from the Principal Shareholders under Section 11.6(c)(iii), pay or cause to be paid by the Shareholders’ Representative all Taxes shown due thereon.  Shareholders’ Representative shall provide KMG with copies of such completed Tax Returns at least twenty days prior to the due date for filing thereof, along with supporting workpapers, for KMG’s review and approval.  Shareholders’ Representative and KMG shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that Shareholders’ Representative and KMG are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 11.6(g), which resolution shall be binding on the parties.

(iii)Not later than ten days prior to the due date for the payment of Taxes on any Tax Returns which KMG has the responsibility to cause to be filed pursuant to Section 11.6(b)(ii), the Shareholders’ Representative shall pay to KMG the amount of Taxes, as reasonably determined by KMG, owed by Val-Tex and to the extent such amounts is not paid by the Shareholders’ Representative, the Principal Shareholders pursuant to the provisions of Section 11.6(a) shall pay such amount.  No payment pursuant to this Section 11.6(b)(iii) shall excuse either Principal Shareholder from its indemnification obligations pursuant to Section 11.6(a) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount paid by either the Shareholders’ Representative or the Principal Shareholder’s payment under this Section 11.6(b)(iii).

(iv)In the event it is determined that Val-Tex has over-paid the Taxes owed by the Principal Shareholders under Section 11.6(b), then, not later than 30 days after the filing of the Tax Return for that period, KMG shall pay to the Shareholders’ Representative Fund the amount of such over payment.

(d)Straddle Period Tax Allocation.  Val-Tex will, unless prohibited by applicable Law, close the taxable period of Val-Tex as of the close of business on the Closing

Date.  If applicable Law does not permit Val-Tex to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the Principal Shareholders for the period up to and including the close of business on the Closing Date, and (ii) to KMG for the period subsequent to the Closing Date.  Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of Val-Tex as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(e)Tax Audits.

(i)If notice of any Legal Proceeding with respect to Taxes of Val-Tex (a “Tax Claim”) shall be received by either party for which the other party may reasonably be expected to be liable pursuant to Section 11.6(a), the notified party shall notify such other party in writing of such Tax Claim; provided, that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under this Section 11.6 except to the extent that the other party is actually and materially prejudiced thereby.

(ii)KMG shall have the right, at the expense of the Principal Shareholders to the extent such Tax Claim is subject to indemnification by the Principal Shareholders pursuant to Section 11.6(a) hereof, to represent the interests of Val-Tex in any Tax Claim, provided, that with respect to a Tax Claim relating exclusively to taxable periods ending on or before the Closing Date, KMG shall not settle such claim without the consent of the Principal Shareholders, which consent shall not be unreasonably withheld.

(f)Transfer Taxes.  The Principal Shareholders shall be liable for and shall pay (and shall indemnify and hold harmless the KMG Indemnified Parties against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges as levied by any Governmental Body including any interest and penalties) in connection with the Transactions.

(g)Disputes.  Any dispute as to any matter covered hereby shall be resolved by the Independent Accounting Firm.  The fees and expenses of such accounting firm shall be borne equally by the Principal Shareholders, on the one hand, and KMG on the other.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.

(h)Time Limits.  Any claim for indemnity under this Section 11.6 may be made at any time prior to sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

(i)Amendment.  Neither KMG nor any Affiliate of KMG shall change or rescind any Tax election or amend or otherwise modify any Tax Return relating in whole or in part to Val-Tex with respect to any taxable year ending on or before the Closing Date without the prior written consent of Shareholder’s Representative, which consent shall not be unreasonably conditioned, withheld or delayed.

(j)Mutual Cooperation.  KMG and Shareholder’s Representative will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit or other action with respect to Taxes.  Such cooperation will include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit or action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  KMG will retain all books and records with respect to Tax matters pertinent to Val-Tex relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods and to give the Shareholder’s Representative written notice prior to transferring, destroying or discarding any such books and records and, if the Shareholder’s Representative so requests, KMG shall allow the Shareholder’s Representative to take possession of such books and records prior to destroying or discarding them.  KMG and Shareholder’s Representative further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

(k)Exclusivity.  The indemnification provided for in this Section 11.6 shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of Section 5.10.  In the event of a conflict between the provisions of this Section 11.6, on the one hand, and the provisions of Sections 11.1 through 11.4, on the other, the provisions of this Section 11.6 shall control.

11.7Tax Treatment of Indemnity Payments.  To the extent permitted by Law, Val-Tex and KMG agree to treat any indemnity payment made pursuant to this Article XI as an adjustment to the Reverse Merger Consideration for all Tax purposes.

Article XII

MISCELLANEOUS

12.1Expenses.  Except as otherwise provided in this Agreement, each of Val-Tex, the Principal Shareholders, Disappearing Sub, Surviving Sub and KMG shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.

12.2Consent to Service of Process.  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Legal Proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.5.

12.3Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto), the Val-Tex Documents, the Principal Shareholder Documents and the KMG Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

12.4Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in such State.

12.5Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by fax (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and fax numbers (or to such other address or fax number as a party may have specified by notice given to the other party pursuant to this provision):

If to KMG, Disappearing Sub or Surviving Sub, to:

KMG Chemicals, Inc.

9555 W.  Sam Houston Parkway S.

Suite 600

Houston, TX 77099

Attention: Roger Jackson

Fax: (713) 600-3850

With a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

1221 McKinney, Suite 2100

Houston, Texas 77010

Attention: Bill Nelson

Fax: (713) 236-5557

If to Val-Tex, to:

Valves Incorporated of Texas

10600 Fallstone Road

Houston, TX  77099

Attention: Fred C. Leonard III

Fax: (   )

With a copy (which shall not constitute notice) to:

Chamberlain, Hrdlicka, White, Williams & Aughtry

1200 Smith Street, Suite 1400

Houston, Texas 77002

Attn: Barry W. Adkins

Fax: (713) 658-2553

12.6Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

12.7Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as provided in Sections 11.2 and 11.6.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, that KMG may assign all or any portion of its rights under this Agreement to a purchaser of substantially all of the assets of the Business or one or more of its direct or indirect wholly-owned subsidiaries.

12.8Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first written above.

KMG CHEMICALS, INC.

By:	/s/ Christopher T. Fraser Christopher T. Fraser, President & CEO

KMG VICTORIA I, LLC

By:	/s/ Christopher T. Fraser Christopher T. Fraser, Manager

KMG VICTORIA II, LLC

By:	/s/ Christopher T. Fraser Christopher T. Fraser, Manager

VALVES INCORPORATED OF TEXAS

By:	/s/ Fred C. Leonard III Fred C. Leonard III, President and CEO

/s/ Fred C. Leonard III
FRED C. LEONARD III, Individually

/s/ Jason Councill
JASON COUNCILL, Individually

/s/ Fred C. Leonard III
FRED C. LEONARD III, as the

Shareholders’ Representative

Signature Page to Merger Agreement